PROSPECTUS

Theater Xtreme Entertainment Group, Inc.

17,749,342 Shares of Common Stock Offered by Selling Security Holders

The shareholders listed under the heading “Selling Security Holders” collectively are offering for sale 17,749,342 shares of common stock of Theater Xtreme Entertainment Group, Inc. (the “Company”). The Company will not receive any of the proceeds from the sales of the shares of common stock by the selling shareholders. The selling shareholders may be deemed underwriters of the shares of common stock, which they are offering. We will pay the expenses of registering these shares.

The selling shareholders may offer and sell the shares of common stock owned by them in one or more transactions from time to time, at prices and on terms determined by the market, in privately negotiated transactions or through underwriters.

Shares of the Company’s common stock are quoted on the Over-The-Counter Bulletin Board under the symbol “TXEG.” The last reported sale price of our common stock was $1.02 per share on February 15, 2007.

There are certain risks involved with the ownership of our common stock, including risks related to our business and the market for our common stock. (See “Risk Factors” beginning on page 3.)

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This prospectus updates the information contained in the prospectus originally dated July 20, 2006. Between that date and the date of this prospectus, some of the selling security holders have sold some or all of their shares registered hereunder. However, the Company does not know which selling security holders have sold their shares nor how many shares have been sold. Consequently, the Company does not know how many shares covered by the prospectus remain to be sold.

The date of this prospectus is February 21, 2007

TABLE OF CONTENTS

Page

PROSPECTUS SUMMARY	1
RISK FACTORS	4
USE OF PROCEEDS	7
OUR BUSINESS	8
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION OR PLAN OF OPERATION	12
MANAGEMENT	21
EXECUTIVE COMPENSATION	23
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	26
RELATED PARTY TRANSACTIONS	27
PLAN OF DISTRIBUTION	27
SELLING SECURITY HOLDERS	29
DESCRIPTION OF COMMON STOCK	34
SHARES ELIGIBLE FOR FUTURE SALE	34
MARKET FOR COMMON STOCK AND RELATED SHAREHOLDER MATTERS	35
LEGAL MATTERS	36
EXPERTS	36
SECURITIES AND EXCHANGE COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	36
WHERE YOU CAN FIND MORE INFORMATION	36

PROSPECTUS SUMMARY

This is only a summary and does not contain all the information that may be important to you. You should read the more detailed information contained in this prospectus, including but not limited to, the Risk Factors beginning on page 3.

About Us

Theater Xtreme Entertainment Group, Inc. (the “Company”) is a retail store and franchise marketing company engaged in retail sales and distribution through the operation of its home cinema design centers, the sale of franchise stores, and wholesale product distribution to franchisees.

The Company’s design centers focus on the sale and installation of affordable large screen front projection in-home cinema rooms comprised of video and audio home theater components. A majority of the Company’s home theater systems are installed on-site at customer homes, with screen sizes ranging from 80 inches to over 12 feet. The Company also sells theater seating, interior décor items, and accessories. The Company targets its home theater system marketing toward a larger consumer base than traditional custom home theater companies and focuses on lower retail price points in a store setting where customers can easily and readily encounter the complete home theater experience in a number of home settings.

Retail pricing of the Company’s video systems starts at under $3,000 per system. Video systems employ components from manufacturers such as Infocus®, Klipsch, Polk Audio, Bose, Denon, and Marantz. Not all stores carry all products. A basic home theater system might include a 92” screen, ceiling mounted projector, and cabling, all of which would be installed by the Company at the customer’s choice of location. Video systems are sold as cinema packages and are branded under theater names, such as “The Rialto,” “The Majestic,” “The Palace,” and “The Grand.”

Our Address and Telephone Number

Our principal business office is located at 250 Corporate Boulevard, Suites E & F, Newark, Delaware 19702, and our telephone number at that address is (302) 455-1334. Our website is www.theaterxtreme.com. The information on our website is not part of this prospectus.

Recent Developments

In February, 2007, holders of stock options purchased 11,250 shares pursuant to the exercise of such options for a total consideration of $3,938.

On December 22, 2006, the Registrant entered into a Securities Purchase Agreement with an accredited investor for the purchase of (i) a $700,000 non-convertible 10% debenture (the “December Debenture”) and (ii) warrants to purchase up to 560,000 shares of the Company’s common stock. This transaction provided the Company with aggregate sales proceeds of $700,000. The Company anticipates that the proceeds of the transaction, net of transaction expenses, will be used for general corporate purposes. The investor is an affiliate of a non-banking Fortune 500 company.

The December Debenture matures on the earlier of November 15, 2007 and the date that the Company shall have received net proceeds from debt and/or equity financings of at least $1,500,000. The December Debenture bears interest at 10% per annum.

The warrants issued in the transaction have an exercise price of $1.10 per share. The warrants are subject to a full ratchet price protection for the five-year life of the warrants.

Between November 15, 2006 and November 22, 2006, the Registrant executed and delivered debentures to three accredited investors in the aggregate face amount of $300,000 (the “November Debentures”). The Registrant anticipates that the proceeds of the sale of the November Debentures net of transaction expenses will be used for general corporate purposes. The November Debentures mature on November 30, 2007 and may be prepaid at any time in whole or in part upon payment of a fee equal to five percent (5%) of the amount of principal repayment. The November Debentures bear interest at 15% per annum.

In November, 2006, holders of stock options purchased 11,250 shares pursuant to the exercise of such options for a total consideration of $3,938.

On October 23, 2006, the Company entered into a Securities Purchase Agreement with two accredited investors (the “October Investors”) for the purchase of (i) $500,000 in non-convertible 10% debentures (the “October Debentures”) and (ii) warrants (the “Warrants”) to purchase 400,000 shares of the Registrant’s common stock (the “Financing”). The Financing provided the Company with aggregate sales proceeds of $500,000. The Company anticipates that the proceeds of the Financing net of transaction expenses will be used for general corporate purposes.

The October Debentures mature on the earlier of November 13, 2007 and the date that the Company shall have received net proceeds from debt and/or equity financings of at least $2,000,000. The October Debentures bear interest at 10% per annum. Interest on the October Debentures runs from the original commitment date, October 13, 2006. The Warrants are subject to a full ratchet price protection for the five-year life of the Warrants.

In October, 2006, holders of stock options purchased 162,583 shares pursuant to the exercise of such options for a total consideration of $56,904.

The Offering

Common stock currently outstanding:	19,847,425[1]
Common stock offered by the Selling Security Holders:	17,749,342
Common stock available for issuance after commencement of the offering	27,724,258
________
(1) As of February 15, 2007. Includes approximately 9,651,290 shares held by officers, directors, and shareholders owning at least 10% of the Company’s common stock. See “Security Ownership of Certain Beneficial Owners and Management.”

Summary Financial Information

The following tables set forth summary financial information and other equity information about us. The tables include our audited financial data for the years ended June 30, 2006, 2005, and 2004 and unaudited financial data for the six months ended December 31, 2006 and 2005. You should read this summary information in conjunction with “Management’s Discussion and Analysis of Financial Condition or Plan of Operation” which includes a discussion of factors materially affecting the comparability of the information presented, and in conjunction with our financial statements and the related financial statement notes included elsewhere in this prospectus.

	Six Months Ended December 31		Fiscal Year Ended June 30
	2006	2005	2006	2005	2004
Statement of Operations Data
Revenues	$3,164,717	$2,003,980	$4,619,142	$2,822,871	$933,669
Operating Income (Loss)	$(1,272,018)	$(1,009,136)	$(2,127,229)	$(1,502,794)	$(292,105)
Net Loss	$(1,356,636)	$(1,011,706)	$(2,132,730)	$(1,532,685)	$(295,748)
Loss per Share	$(0.07)	$(0.06)	$(0.12)	$(0.12)	$(0.04)
Average Shares Outstanding	19,615,997	17,105,708	$17,671,587	12,358,814	7,996,439

Balance Sheet Data (at end of period)
Current Assets	$2,814,252	$969,516	$1,383,550	$719,226	$306,602
Total Assets	$3,386,967	$1,375,198	$1,761,704	$1,007,646	$478,501
Current Liabilities	$3,442,291	$1,527,914	$1,682,840	$936,016	$296,767
Total Liabilities	$3,539,303	$1,584,915	$1,730,003	$976,630	$524,249
Shareholders’ Equity (Deficit)	$(152,336)	$(209,717)	$31,701	$31,016	$(45,748)

  RISK FACTORS

Certain risks involved in investing in the common stock offered under this prospectus are described below. You should carefully consider each of the following factors and all of the information both in this prospectus and in the other documents we have filed with the Securities and Exchange Commission. See “Where You Can Find More Information.”

Limited Company History

The Company is the successor by merger to Theater Xtreme, Inc., which was formed in 2003 and accordingly, the Company has only a limited history upon which an evaluation of its prospects and future performance can be made. The Company’s operations are subject to all business risks associated with new enterprises. The likelihood of the Company’s success must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the establishment and expansion of a business, operation in a competitive industry, and the continued development of advertising, promotions, and a corresponding customer base. There is a possibility that the Company could sustain losses in the future. There can be no assurances that Theater Xtreme Entertainment Group, Inc will operate profitably.

Inadequacy of Funds

The Company had a working capital deficit of $628,039 at December 31, 2006 and $299,290 at June 30, 2006 and sustained a net loss of $1,356,636 and $2,132,730 for the six months ended December 31, 2006 and the twelve months ended June 30, 2006, respectively. If the Company does not raise a sufficient amount of capital or sell a significant number of new franchises, it may not have the ability to remain in business until such time (if ever) when it becomes profitable. See “Management’s Discussion and Analysis of Financial Condition or Plan of Operation.”

Although the Company-owned design centers produce positive store operating profits in the aggregate, and although the franchised design centers provide revenue and profits to the Company in the form of royalty payments and profits from wholesale sales, the Company’s profits generated from these activities are not adequate to offset the Company’s aggregate overhead expenses. To rectify this shortfall, the Company either needs to reduce overhead expenses or increase the number of profitable operating stores to the point where the aggregate contribution from such stores offset the Company’s overhead expense. There is no assurance that the Company will be able to do so.

Potential Dilutive Effect of Additional Infusions of Capital

To finance the Company’s operations, Management plans to sell additional shares of the Company’s common stock or other securities convertible into common stock. Any additional equity financing that the Company receives may involve substantial dilution to its then-existing shareholders. Furthermore, the Company may issue common stock to acquire properties, assets, or businesses. In the event that any such shares are issued, the proportionate ownership and voting power of other shareholders will be reduced.

Dependence on Management

The Company’s business is significantly dependent on Scott Oglum, the Company’s chief executive officer, Company founder, and developer of the Company’s operations, business plans, and manager of the business. The loss of this individual could have a material adverse effect on the Company. See “Management.”

Risks Associated with Expansion

The Company plans on expanding its business through both an increase in the number of its corporate stores and franchise stores. Any expansion of operations the Company may undertake will entail risks, such actions may involve specific operational activities which may negatively affect the Company’s results of operation. Consequently, shareholders must assume the risk that (i) such expansion may ultimately involve expenditures of funds beyond the resources available to the Company at that time, and (ii) management of such expanded operations may divert Management’s attention and resources away from its existing operations, all of which factors may have a material adverse effect on the Company’s present and prospective business activities.

Customer Base and Market Acceptance

Although the Company believes it can develop the retail design store and franchise expansion program, and develop a new store base through the marketing of the franchise opportunity, the inability of the Company to develop such a franchise base could have a material adverse effect on the Company. Although the Company believes that its market timing and the attractiveness of its franchise opportunity compared to that of alternative companies and products is competitive, no assurance can be given that the Company’s, products and e-commerce website will attain a degree of market acceptance on a sustained basis or that it will generate revenues sufficient for sustained profitable operations.

Competition

To the knowledge of Management, competition for our type of franchise operation is non-existent. Although there does exist some current competition in the sale of home theater systems, Management believes that the Company’s marketing program is unique in nature and the expertise of Management combined with the innovative nature of its product matrix and its sophisticated web site will set the Company apart from its competitors. The sale of home theater systems (including projection systems) is currently handled by established specialty dealers and some well established mass merchants, internet dealers, and custom installation dealers which focus on the upscale marketplace. There is the possibility that new competitors could seize on the Company’s product ideas and business model and produce competing stores with similar product matrixes. Likewise, these new competitors could be better capitalized than the Company which could give them a significant advantage. There is the possibility that the competitors could capture significant market share of the Company’s intended market.

General Economic Conditions

The financial success of the Company may be sensitive to adverse changes in general economic conditions in the United States, such as recession, inflation, unemployment, declining real estate values, and increasing interest rates. Such changing conditions could reduce demand in the marketplace for the Company’s products and services. Management believes that the Company’s niche products and the extensive product line will insulate it from excessive reduced demand. Nevertheless, the Company has no control over these changes.

Trend in Consumer Preferences and Spending; Possible Fluctuations in Operating Results

The Company’s operating results may fluctuate significantly from period to period as a result of a variety of factors, including purchasing patterns of customers, competitive pricing, debt service and principal reduction payments, and general economic conditions. There is no assurance that the Company will be successful in marketing any of its products or that the revenues from the sale of such products will be significant. Consequently, the Company’s revenues may vary by quarter, and the Company’s operating results may experience fluctuations.

Unanticipated Obstacles to Execution of the Business Plan

The Company’s business plans may change significantly. Many of the Company’s potential business endeavors are capital intensive and may be subject to statutory or regulatory requirements. Management believes that the Company’s chosen activities and strategies are achievable in light of current economic and legal conditions with the skills, background, and knowledge of the Company’s principals and advisors. Management reserves the right to make significant modifications to the Company’s stated strategies depending on future events.

Significant Ownership by Management

At February 15, 2007, the Company’s officers and directors owned approximately 23% of the Company’s outstanding common shares. If these officers and directors exercised their outstanding stock options that are vested or will vest in the next 60 days, they would own approximately 24% of the then issued and outstanding shares, assuming no further issuance of new common shares. If the officers and directors exercised all of their outstanding stock options, they would own approximately 27% of the then issued and outstanding shares, assuming no further issuance of new common shares. Although shareholders other than officers and directors own a majority of the Company’s common stock and will, therefore, have the ability to control a vote of Company shareholders, the significant number of shares of common stock owned by Management, as a practical matter, will probably allow Management to control the affairs of the Company. Moreover, because the foregoing Management ownership percentages do not include 2,978,000 shares owned by Linda Oglum, wife of Scott Oglum, CEO of the Company (as to which he disclaims beneficial ownership), the chances of Management control are that much more likely. There are no provisions for cumulative voting by shareholders and, accordingly, holders of a majority of the outstanding shares can elect all of our directors.

No Assurances of Protection for Proprietary Rights; Reliance on Trade Secrets

In certain cases, the Company may rely on trade secrets to protect proprietary technology and processes which the Company has developed or may develop in the future. There can be no assurances that secrecy obligations will be honored or that others will not independently develop similar or superior technology. The protection of proprietary technology through claims of trade secret status has been the subject of increasing claims and litigation by various companies both in order to protect proprietary rights as well as for competitive reasons even where proprietary claims are unsubstantiated. The prosecution of proprietary claims or the defense of such claims is costly and uncertain given the uncertainty and rapid development of the principles of law pertaining to this area. The Company, in common with other firms, may also be subject to claims by other parties with regard to the use of technology information and data which may be deemed proprietary to others.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that relate to the Company’s business. Such statements are not guarantees of future performance and actual results could differ materially from those expressed or implied in such statements as a result of certain factors, including those set forth in “Our Business,” “Risk Factors” and elsewhere in this prospectus. All statements, other than statements of historical facts, included in this prospectus that address activities, events or developments that the Company expects, believes, intends or anticipates will or may occur in the future, including the following matters, are forward looking statements:

•	our ability to obtain the franchise growth and profitability as anticipated by Management;

•	our ability to maintain margin and sales growth rate;

•	our ability to attract and retain quality employees;

•	the effect of changing economic conditions;

•	our ability to obtain adequate capital, the proceeds of which would be used principally to fund the opening of additional stores and for working capital

•	continued demand for our products and services; and

•	our ability successfully to compete with competitors in our industry.

The listing of factors is not intended to include all potential risk factors. The Company makes no commitment to update these factors or to revise any forward-looking statements for events or circumstances, occurring after the statement is issued, except as required by law.

  USE OF PROCEEDS

The Company will not receive any proceeds from the sale of the shares of common stock by the selling shareholders. The selling shareholders may offer and sell the shares of common stock owned by them in one or more transactions from time to time, at prices and on terms determined by the market, in negotiated transactions or through underwriters.

  OUR BUSINESS

Theater Xtreme Entertainment Group, Inc. (the “Company”) is a retail store and franchise marketing company engaged in retail sales and distribution through the operation of its home cinema design centers, the sale of franchise stores, and wholesale product distribution to franchisees.

The Company’s design centers focus on the sale and installation of affordable large screen front projection in-home cinema rooms comprised of video and audio home theater components. Almost all of the Company’s home theater systems are installed on-site at customer homes, with screen sizes ranging from 80 inches to over 12 feet. The Company also sells theater seating, interior décor items, and accessories. In addition to home theater sales, the Company also sells and installs theater systems for business use. The Company targets its home theater system marketing toward a larger consumer base than traditional custom home theater companies and focuses on lower retail price points in a store setting where customers can easily and readily encounter the complete home theater experience in a number of home settings.

Retail pricing of the Company’s video systems starts at under $3,000 per system with an average price point of approximately $7,500. Video systems employ components from manufacturers such as Epson, Infocus®, Klipsch, Polk Audio, Mitsubishi, Denon, and Marantz. Not all stores carry all products. A basic home theater system might include a 92” screen, ceiling mounted projector, and cabling, all of which would be installed by the Company at the customer’s choice of location. Video systems are sold as cinema packages and are branded under theater names, such as “The Rialto,” “The Majestic,” “The Palace,” and “The Grand.”

The Company’s first retail store or “design center” opened on September 1, 2003 in Newark, Delaware and was built to resemble an actual movie theater. A separate distribution center, warehouse and administrative office facility opened in February 2004 also in Newark, Delaware. This multi-purpose facility will provide installation and service, warehousing and product distribution, and other retail support services to a cluster of Company-owned design centers in contiguous and surrounding areas.

The following table sets forth the number of Company design centers:

	Owned and Operated by the Company	Franchised and Open	Subtotal	Franchised but Not Yet Open	Total

Number of Design Centers at June 30, 2004	1	0	1	0	1
Additions and deletions in the fiscal year ended June 30, 2005	1	1	2	3	5
Number of Design Centers at June 30, 2005	2	1	3	3	6
Additions and deletions in the fiscal year ended June 30, 2006	1	5	6	9	15
Number of Design Centers at June 30, 2006	3	6	9	12	21
Additions and deletions in the six months ended December 31, 2006	1	1	2	2	4
Number of Design Centers at December 31, 2006	4	7	11	14	25

In early 2005 the Company began to consider changes to the layout of its design centers and engaged the services of an architectural design firm to reconfigure store layouts and establish a more sophisticated appearance to support its brand image and create a more dramatic retail store atmosphere. Although the Company is still considering certain design center enhancements, most of its newer stores’ layout (including the Company-owned store located in Bel Air, Maryland, and all but one franchisee-operated store) feature a redesigned layout.

The sale of franchises is important to the Company’s success. The Company has sold 22 franchises through December 31, 2006, seven of which are currently open for business and one of which was purchased by the Company in 2006 from a franchisee. The remaining franchised design centers are planned for opening dates throughout 2007. When a franchise is sold, the Company receives a one-time initial franchise license fee from the franchisee (originally $25,000 but currently $40,000) and thereafter receives a set percentage monthly royalty from the franchisee.

On July 1, 2006, the Company purchased the assets of and assumed the leasehold of its franchisee located in Leesport, Pennsylvania (which is the purchase referred to in the preceding paragraph).

Also key to the Company’s success is the franchisees’ use and application of the Company’s franchise “system” that is designed to provide customers with a consistent and exciting store experience, reduce the time it takes to quote custom installation products, and improve the closing rate of the sales staff.

To accomplish these goals, the franchise “system” involves the storewide integration of tour demonstration procedures and an activity management system called SellX™. The Company’s “system” shuns the typical retail response, “May I help you?” in favor of a well defined store tour. After the tour, customers are taken to a design center workstation, integrated into a web-based activity management system. At the workstation the design consultant provides customers with a sales quotation. Once a quotation is completed, subsequent customer contact is automated, with each design consultant receiving daily instructions following a prescribed marketing and fulfillment strategy. In addition, targeted customer e-mail correspondence maintains contact with all store visitors on an ongoing basis. Home theater component products for franchisee fulfillment are generally ordered at the time of the sales order (excepting certain items routinely maintained in stock) and inventory levels for franchise orders are thereby minimized. The Company believes that its franchise “system” is unique within the audio-video industry.

Another component of the Company’s strategic expansion is increased distribution of targeted private-label products. In 2006, the Company expanded its private-label distribution efforts beginning with furniture and interior décor elements along with additional private-label accessories. Seating and décor products are now branded under the RowOne™ trademark. The Company plans to expand its private label branding program to include additional trademarked products.

The Company has a limited operating history for evaluating trends and seasonality. The Company’s competition comes from existing audio/video dealers, custom audio/video installation companies, regional and national audio/video and general merchandise chain stores, furniture dealers and computer stores. Although the Company markets its private-label theater seating under the RowOne® brand, other seating, including theater seating, can be found at furniture dealers. Theater seating available at competitive stores and outlets is generally limited to a few styles and selections. The Company’s design centers feature six different seating styles and over 20 color selections. Audio/video products and components comprising the Company’s home theater system are available from numerous manufacturers and are sold through local authorized specialty stores and regional and national chain stores and outlets.

Some manufacturers may place restrictions on certain categories of distribution, notably online sales, or the number of authorized dealers and may establish minimum advertised pricing points for certain products. The Company chooses its manufacturers and product offerings based on manufacturer distribution strategy, quality of product offerings and advantages that manufacturers would offer to custom retail stores.

Although the Company believes that it is currently difficult to find competitive outlets that showcase product offerings and selections in a manner similar to the Company’s design centers, there can be no certainty that other stores will not expand their selection and floor spacing to include similar product offerings, product displays and installation services.

Targeted Markets

The Company’s customers are primarily home owners and its products are generally installed in homes of middle-income families - homes prices beginning at approximately $250,000. Eighty percent of the sales volume reflects product installed by the Company in customer homes. Twenty percent of the business can be classified as self-installed by the customer. New home buyers, suburban households, and customers remodeling their homes are typical clients. The Company’s product offerings appeal to all customers who enjoy movies, TV, the internet and gaming. Management believes that the cinema rooms are offered at prices which are reasonably affordable such that the product offerings become sufficiently appealing to many customers who would typically not consider custom installed cinema rooms in their households.

Recent Capital Raising Efforts

In February, 2007, holders of stock options purchased 11,250 shares pursuant to the exercise of such options for a total consideration of $3,938.

On December 22, 2006, the Registrant entered into a Securities Purchase Agreement with an accredited investor for the purchase of (i) a $700,000 non-convertible 10% debenture (the “December Debenture”) and (ii) warrants to purchase up to 560,000 shares of the Company’s common stock. This transaction provided the Company with aggregate sales proceeds of $700,000. The Company anticipates that the proceeds of the transaction, net of transaction expenses, will be used for general corporate purposes. The investor is an affiliate of a non-banking Fortune 500 company.

The December Debenture matures on the earlier of November 15, 2007 and the date that the Company shall have received net proceeds from debt and/or equity financings of at least $1,500,000. The December Debenture bears interest at 10% per annum.

The warrants issued in the transaction have an exercise price of $1.10 per share. The warrants are subject to a full ratchet price protection for the five-year life of the warrants.

Between November 15, 2006 and November 22, 2006, the Registrant executed and delivered debentures to three accredited investors in the aggregate face amount of $300,000 (the “November Debentures”). The Registrant anticipates that the proceeds of the sale of the November Debentures net of transaction expenses will be used for general corporate purposes. The November Debentures mature on November 30, 2007 and may be prepaid at any time in whole or in part upon payment of a fee equal to five percent (5%) of the amount of principal repayment. The November Debentures bear interest at 15% per annum.

In November, 2006, holders of stock options purchased 11,250 shares pursuant to the exercise of such options for a total consideration of $3,938.

On October 23, 2006, the Company entered into a Securities Purchase Agreement with two accredited investors (the “October Investors”) for the purchase of (i) $500,000 in non-convertible 10% debentures (the “October Debentures”) and (ii) warrants (the “Warrants”) to purchase 400,000 shares of the Registrant’s common stock (the “Financing”). The Financing provided the Company with aggregate sales proceeds of $500,000. The Company anticipates that the proceeds of the Financing net of transaction expenses will be used for general corporate purposes.

The October Debentures mature on the earlier of November 13, 2007 and the date that the Company shall have received net proceeds from debt and/or equity financings of at least $2,000,000. The October Debentures bear interest at 10% per annum. Interest on the October Debentures runs from the original commitment date, October 13, 2006. The Warrants are subject to a full ratchet price protection for the five-year life of the Warrants.

In October, 2006, holders of stock options purchased 162,583 shares pursuant to the exercise of such options for a total consideration of $56,904.

The Registrant paid a finder’s fee to Carlin Capital Management, LLC of $40,000 and delivered warrants to purchase 40,000 shares of Company common stock at an exercise price of $1.00 per share in connection with sale of the October Debentures.

Employees

The Company currently has 32 full-time employees and two part-time employees. If needed, Management will add other personnel with the proven knowledge and experience to direct and manage the many aspects of the Company’s business operations.

Competition

The Company’s competition comes from existing audio/video dealers, custom audio/video installation companies, regional and national audio/video and general merchandise chain stores, furniture dealers and computer stores. Although the Company markets its private-label theater seating under the RowOne™ brand, other seating, including theater seating, can be found at furniture dealers. Theater seating available at competitive stores and outlets is generally limited to a few styles and selections. The Company’s design centers feature six different seating styles and over 20 color selections. Audio/video products and components comprising the Company’s home theater systems are available from numerous manufacturers and are sold through local authorized specialty stores and regional and national chain stores and outlets. Some manufacturers may place restrictions on certain categories of distribution, notably online sales, the number of authorized dealers and may establish minimum advertised pricing points for certain products. The Company chooses its manufacturers and product offerings based on manufacturer distribution strategy, quality of product offerings and advantages that manufacturers would offer to custom retail stores.

Although the Company believes that few competitive outlets showcase their product offerings and selections in a manner similar to the Company’s design centers, there can be no certainty that other stores will not expand their selections and floor spacing to include similar product offerings, product displays and installation services.

Property

The Company leases its corporate offices, warehouse and retail design centers for various terms under long-term, non-cancelable operating lease agreements. The leases expire at various dates through 2012 and provide for renewal options ranging from none to five years. In the normal course of business, it is expected that these leases will be renewed or replaced by leases on other properties.

Legal Proceedings

The Company is not currently involved in any legal proceedings, and Management is not aware of any other material legal claim or action against the Company which could be expected to have a material adverse effect on our financial position, results of operations or cash flows.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION OR PLAN OF OPERATION

Forward-Looking Information

The following Management’s Discussion and Analysis should be read in conjunction with the Company’s unaudited financial statements and notes for the three and six month periods ended December 31, 2006 and its audited financial statements and notes for the year ended June 30, 2006 included herein.

This discussion and other sections of this prospectus contain, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the Company’s actual results and the performance or achievements expressed or implied by these forward-looking statements to differ materially from such forward-looking statements. The forward-looking statements included in this report may prove to be inaccurate.

These statements are based on a number of assumptions concerning future events, and are subject to a number of uncertainties and other factors, many of which are outside its control. Actual results may differ materially from such statements for a number of reasons, including the effects of regulation and changes in capital requirements and funding and the other Risk Factors set forth above. In light of the significant uncertainties inherent in these forward-looking statements, a reader should not consider this information to be a guarantee that the Company’s objectives and plans will be achieved. The Company does not undertake to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results (expressed or implied) will not be realized.

Results of Operations for the three months ended December 31, 2006 compared to the three months ended December 31, 2005

Recognized sales for the three months ended December 31, 2006 were $ 1,702,189 compared to $983,127 for the three months ended December 31, 2005. Aggregate gross profit amounts and percentages were $687,323 and 40% for the three months ended December 31, 2006 as compared to $418,094 and 43% for the three months ended December 31, 2005. The following is data for the three months ended December 31:

	2006			2005
	Sales	Gross Profit	%	Sales	Gross Profit	%
Retail	$1,305,896	$584,425	45%	$884,160	$374,168	42%
Wholesale	$331,233	$37,839	11%	$61,052	$6,012	10%
Franchise	$65,059	$65,059	100%	$37,914	$37,914	100%
Total	$1,702,189	$687,323	40%	$983,127	$418,094	43%

The increase in sales from 2005 to 2006 reflects continued growth and the acquisition of the fourth Company-owned design center in Leesport, Pennsylvania. The fluctuation in gross profit percentages continues to reflect the nature of operations being in a startup stage and the increasingly significant mix impact of wholesale sales to franchisees.

Occupancy expenses for the three months ended December 31, 2006 were $104,858 compared to $78,204 for the three months ended December 31, 2005. The increase is generally attributable to the impact of the full six months impact of the Company’s Bel Air, Maryland design center and the acquisition of the fourth Company-owned design center in Leesport, Pennsylvania.

Selling, general and administrative expenses for the three months ended December 31, 2006 were $1,206,042 compared to $1,080,250 for the three months ended December 31, 2005. The increase relates to additional personnel and operating costs associated with the full quarter impact of the Company’s Bel Air, Maryland design center, the inclusion of the Company’s newly acquired Leesport, Pennsylvania design center in July, 2006 and the expansion of Company operations toward the creation of a national organization. Expenses for the three months ended December 31, 2006 include Advertising and Promotional expenses of $113,834 compared to $101,420 spent during the three months ended December 31, 2005, owing to increased press release expense. Professional fees amounted to $392,020 for the three months ended December 31, 2006 compared to $335,780 for the three months ended December 31, 2005 reflective of increased spending for legal fees related to capital financing and public trading issues. Personnel costs account for the majority of the remaining increase in selling, general and administrative expenses.

Results of Operations for the six months ended December 31, 2006 compared to the six months ended December 31, 2005

Recognized sales for the six months ended December 31, 2006 were $3,164,717 compared to $2,003,980 for the six months ended December 31, 2005. Gross profit amounts and percentages were $1,217,257 and 39% for the six months ended December 31, 2006 as compared to $865,047 and 43% for the six months ended December 31, 2005.

The following is illustrative for the six months ended December 31:

	2006			2005
	Sales	Gross Profit	%	Sales	Gross Profit	%
Retail	$2,568,461	$1,054,238	41%	$1,808,963	$786,128	44%
Wholesale	$493,253	$60,016	12%	$128,076	$11,978	9%
Franchise	$103,003	$103,003	100%	$66,941	$66,941	100%
Total	$3,164,717	$1,217,257	39%	$2,003,980	$865,047	43%

The increase in sales from 2005 to 2006 reflects continued growth and the full six month impact of the Company’s Bel Air, Maryland Design Center as well as the acquisition of the fourth Company-owned design center in Leesport, Pennsylvania. The fluctuation in gross profit percentages continues to reflect the nature of operations being in a startup stage and the increasingly significant mix impact of wholesale sales to franchisees: wholesale sales reflected 16% of total revenues for the six months ended December 31, 2006 as compared to only 6% of revenue for the six months ended December 31, 2005, and, therefore almost three times the mix impact on gross margin.

Occupancy expenses for the six months ended December 31, 2006 were $226,771 compared to $153,152 for the six months ended December 31, 2005. The increase is generally attributable to the full six month impact of the Company’s Bel Air, Maryland Design Center as well as the acquisition of the fourth Company-owned design center in Leesport, Pennsylvania.

Selling, general and administrative expenses for the six months ended December 31, 2006 were $2,262,504 compared to $1,721,031 for the six months ended December 31, 2005. The increase relates to additional personnel and operating costs associated with the opening of the Bel-Air, Maryland design center in September, 2005, the acquisition of the fourth Company-owned design center in Leesport, Pennsylvania, and the expansion of Company operations toward the creation of a national organization. Expenses for the six months ended December 31, 2006 include Advertising and Promotional expenses of $287,616 compared to $225,040 spent during the six months ended December 31, 2005 reflecting increased billboard and web advertising costs and press releases. Professional fees amounted to $579,741 for the six months ended December 31, 2006 compared to $393,293 for the six months ended December 31, 2005, reflective of increased spending for legal fees related to capital financing and public trading issues. Personnel costs account for the majority of the remaining increase in selling, general and administrative expenses.

Results of Operations for the year ended June 30, 2006 compared to the year ended June 30, 2005

In fiscal 2006, management expects the sale of franchise licenses to have a positive effect on cash flow from operations and working capital. Management also expects increased operating costs in future periods due to a commitment to develop retail, franchising, and distribution operations on a regional and national scale.

Total Revenue. Total revenue includes delivered and installed merchandise, installation and service labor, customer service revenues, earned franchise license fees and franchise royalties. Total revenue for the year ended June 30, 2006 increased to $4,619,142 from $2,822,871 for the year ended June 30, 2005, reflecting an increase of 63.6%. This increase is primarily the result of revenues from the third company design center and from the opening of franchise design centers.

For the year ended June 30, 2006 the Company had total new customer orders of $4,528,175, compared to $3,257,602 for the year ended June 30, 2005. The Company’s backlog at June 30, 2006 and June 30, 2005 was $1,423,912 and $859,179, respectively.

The Company has continued to emphasize an integrated approach to home theater design which increasingly includes not only audio and video equipment and cutting edge technologies, but also complementary décor items including chairs, seating and furniture, as well as other interior design elements which taken together provide customers with integrated home theater design solutions. The increase in customer orders is related to the opening of the Company’s third design center as well as increased wholesale sales from opened franchise design centers.

In the year ended June 30, 2006, the Company recognized wholesale sales, principally to franchisees, of $467,518 compared to $44,021 for the year ended June 30, 2005. This increase results from the increasing number of franchisees open and under construction.

In the year ended June 30, 2006, the Company collected $326,500 in non-refundable, initial franchise license fees versus $97,500 collected in the year ended June 30, 2005. In the year ended June 30, 2006, the Company recognized $120,000 as earned revenue relating to the opening of its franchises compared to $25,000 recognized in the year ended June 30, 2005. At June 30, 2006, the Company had $279,000 in deferred franchise fees that will be recognized as earned revenue in the periods when the franchise design centers open. Management expects recognized revenue to increase and cash flow from the sale of franchise licenses to continue in the current fiscal year.

The Company’s franchise contract provides royalty payments of approximately 4% of franchisee gross revenues. In the year ended June 30, 2006, the Company recognized franchise royalties of $68,183 compared to $2,070 in royalties recognized for the year ended June 30, 2005. Franchise royalties are expected to increase in the current year due to the increasing number of franchises.

Cost of Sales and Gross Profit. Gross profit amounts and percentages on retail sales for the year ended June 30, 2006 amounted to $1,636,870 and 41.3% compared to $1,080,800 and 39.3% for the year ended June 30, 2005. Wholesale gross profit amounts and percentages were $67,705 and 14.5% compared to $4,402 and 10.0% for the year ended June 30, 2005. Management expects to maintain gross profit percentages as operations expand and increase.

Occupancy Expenses. Occupancy expenses include leasing expenses for retail design centers and office and warehouse facilities, property taxes, utilities, maintenance and other related occupancy expenses. For the year ended June 30, 2006, occupancy expenses were $326,159 compared to $206,053 for the year ended June 30, 2005. The increase relates to the opening of the third company-owned design center.

Selling, General and Administrative Expenses. Selling, general and administrative expenses include the compensation of design center personnel, the franchise sales and support operations, advertising, marketing and other merchandising expenses, finance and information systems, human resources and training operations, related support functions and executive officers. Selling, general and administrative expenses for the year ended June 30, 2006 were $3,693,829 compared to $2,409,016 for the year ended June 30, 2005.

The following discussion describes significant components within the Company’s selling, general and administrative expenses. Personnel costs for the year ended June 30, 2006 were $1,601,217 compared to $967,268 for the year ended June 30, 2004. This 66% increase in personnel costs relates to continued efforts to hire and obtain the necessary personnel to implement the Company’s long-term business plan. These activities include the continued development of the franchise sales and support operation, the cost of opening the third Company-owned design center, and other operating activities related to the Company’s growth strategy.

Advertising and promotional expenses for the year ended June 30, 2006 were $477,141 compared to $433,934, as adjusted to exclude investor relations expense, for the year ended June 30, 2005. This 10% increase is principally attributable to the addition of the Company’s third design center. These costs are expected to increase in the current fiscal year.

Professional fees amounted to $825,549 in the year ended June 30, 2006 compared to $651,553 for the year ended June 30, 2005 as adjusted to include investor relations services, which totaled $280,000 and $210,000 for the years ended June 30, 2006 and 2005, respectively. Professional fees include legal, audit and accounting, architectural, marketing, consulting, and other fees for services. The significant increase in professional fee expense is largely attributable to an increase in non-cash charges for investment consulting and investor relations services.

Results of Operations for the year ended June 30, 2005 compared to the year ended June 30, 2004

In fiscal 2006, Management expects the sale of franchise licenses to have a positive effect upon cash flow from operations and working capital. Management also expects increased operating costs in future periods due to a commitment to develop retail, franchising, and distribution operations on a regional and national scale.

Total Revenue. Total revenue includes delivered and installed merchandise, installation and service labor, customer service revenues, earned franchise license fees and franchise royalties. Total revenue increased $1,889,202 or 202.3%, to $2,822,871 in the year ended June 30, 2005. This increase is primarily the result of revenues from the second company design center and from the commencement of franchise operations.

For the year ended June 30, 2005 the Company had total new customer orders of $3,257,602 which represents 354 projection systems with an average order price of $9,202. For the year ended June 30, 2004 the Company had total new customer orders of $1,287,025 which represents 170 projection systems with an average order price of $7,570. The increase in average orders is the result of the Company’s continued expansion of home theater design components which the Company offers to its customers.

The Company has continued to emphasize an integrated approach to home theater design which increasingly includes not only audio and video equipment and cutting edge technologies, but also complementary chairs, seating and furniture, as well as other interior design elements which taken together provide customers with integrated home theater design solutions. Of the 354 systems ordered by customers in fiscal 2005, 234 included custom installation, 265 included audio systems, and 169 included the Company’s custom OneView™ digital media control system. These orders also included 578 chairs and home theater seating units. Management expects this trend to continue as the Company offers more complex and integrated products and services to its customers.

The increase in the number of systems and total customer orders sold is related to the opening of the Company’s second design center and to the Company’s first design center operating for the full year in comparison to ten months in the previous year.

Recognized retail sales for the year ended June 30, 2005 were $2,751,780 compared to $933,669 for the year ended June 30, 2004. This 195% increase in sales reflects the addition of the Company’s second design center and the full period operation of the Company’s first design center. In the year ended June 30, 2005, the Company recognized wholesale sales to franchisees of $44,021. Wholesale gross profit amounts and percentages were $4,402 and 10%. There were no wholesale sales for the year ended June 30, 2004.

In the year ended June 30, 2005 the Company collected $97,500 in non-refundable, initial franchise license fees. Of this amount $25,000 was recognized as earned revenues relating to the opening of the Company’s first franchise in the year ended June 30, 2005. The remainder, $72,500 is deferred as at June 30, 2005 and will be recognized as earned revenue in the period when the franchise stores open. The Company expects these stores to open in the current fiscal year. There were no franchise license fees collected or recognized as revenue in the year ended June 30, 2004. Management expects revenue and cash flow from the sale of franchise licenses to increase in the current fiscal year.

The Company’s franchise contract provides royalty payments of 4% of franchisee gross revenues. In the year ended June 30, 2005, the Company recognized franchise royalties of $2,070. No franchise royalties were recognized in the year ended June 30, 2004. Franchise royalties are expected to increase in the current year.

Cost of Sales and Gross Profit. Retail gross profit amounts and percentages were $1,080,803 and 39% for the year ended June 30, 2005 and $327,512 and 35% for the year ended June 30, 2004. The fluctuation in gross profit percentages is more reflective of the nature of the Company’s operations in this startup stage. Management expects to maintain and hopefully increase the gross profit percentage as operations expand and increase.

Occupancy Expenses. Occupancy expenses include leasing expenses for retail design centers and office and warehouse facilities, property taxes, utilities, maintenance and other related occupancy expenses. For the year ended June 30, 2005, occupancy expenses were $206,053 compared to $65,370 for the year ended June 30, 2004. The increase relates to the opening of the second design center, and the full period operation of the first design center, which was open for only ten months in the year ended June 30, 2004, and the multi-purpose facility which was open for only five months in the year ended June 30, 2004.

Selling, general and administrative expenses. Selling, general and administrative expenses include the compensation of design center personnel, the franchise sales and support operations, advertising, marketing and other merchandising expenses, finance and information systems, human resources and training operations, related support functions and executive officers. Selling, general and administrative expenses for the year ended June 30, 2005 were $2,409,016 compared to $554,247 for the year ended June 30, 2004. The increase relates to the additional personnel and other operating costs of implementing the Company’s business plan and to additional cash and non-cash expenses related to the merger and to becoming a publicly registered company.

The following describe significant components within the Company’s selling, general and administrative expenses. Personnel costs for the year ended June 30, 2005 were $967,628 compared to $305,567 for the year ended June 30, 2004. This 217% increase in personnel costs relates to efforts to hire and obtain the necessary personnel to implement the Company’s long-term business plan. These activities include the initial development of our franchise sales and support operation, the cost of opening our second Company-owned design center, and other operating activities related to the Company’s growth strategy.

Advertising and promotional expenses for the year ended June 30, 2005 were $643,934 compared to $156,290 for the year ended June 30, 2004. This 312% increase reflects the addition of our second design center and the full period operation of our first design center. This increase also reflects the Company’s first significant franchise marketing costs. These costs are expected to increase in the current fiscal year.

Professional fees were $441,553 in the year ended June 30, 2005 compared to $11,237 for the year ended June 30, 2004. This substantial increase includes legal, audit and accounting, architectural, marketing, consulting, and other professional fees. A portion of these fees were related to the Company’s decision to become a publicly registered company. These costs also include the architectural design of the Company’s new retail design center prototype which will be used in future build-outs of Company owned and franchise design centers.

Liquidity

The Company’s cash position increased to $803,622 at December 31, 2006 from $466,861 at June 30, 2006. The loss for the six months ended December 31, 2006 of $(1,356,636) and the increase in accounts receivable of $(189,382) and the decrease in accounts payable ($68,357) were partially offset by a decrease in prepaid expenses an increase in deferred sales liabilities and the issuance of common stock for services and purchase of assets and issuance of warrants for debentures sold, resulting in a net cash used in operating activities of $(1,014,102).

During the six months ended December 31, 2006, the Company spent $240,940 for the acquisition of vehicles, store equipment, and leasehold improvements of which $210,608 was financed.

During the six months ended December 31, 2006, to finance its loss, capital expenditures, and changes in other working capital items, the Company increased its net notes payable by $1,559,833, issued 40,000 shares of its common stock at $1.00 per share in connection with the purchase of assets, and issued 500,000 shares of its common stock at $0.85 per share for services. Also, during the six months ended December 31, 2006 employees and former employees exercised vested stock options providing $60,614 in net proceeds to the Company.

The Company’s cash flow from operations since inception has been and continues to be negative. If the Company does not raise a sufficient amount of capital, it may not have the ability to remain in business until such time, if ever, when it becomes profitable.

The Company plans to continue to expand revenue by increasing the number of Company-owned design centers, by selling additional franchises, and by increasing the product distribution network to franchisees. Although the Company-owned design centers produce positive store operating profits in the aggregate, and although the franchised design centers provide revenue and profits to the Company in the form of royalty payments and profits from wholesale sales, the Company’s profits generated from these activities are not adequate to offset the Company’s aggregate overhead expenses. To rectify this shortfall, the Company either needs to reduce overhead expenses or increase the number of profitable operating stores to the point where the aggregate contribution from such stores offsets the Company’s overhead expense. There is no assurance that the Company will be able to do so.

Future capital requirements and the adequacy of available funds will depend on numerous factors and risks, including the successful expansion and increase in the number of Company-owned design centers, the sale of Company franchises on a national level, the successful development of internally branded products for distribution to franchisees, and the results of risks associated with the Company’s ability to establish meaningful consumer market identification, branding and penetration, its ability to adapt to rapid technological changes, and its ability to successfully compete against intense competitive pressures from potentially larger, better capitalized future competitors when such competitors enter the Company’s market segment. Further, the Company’s results of operations and resulting capital requirements will be affected by a wide variety of additional factors and risks including, but not limited to general economic conditions, decreases in average selling prices over the life of any particular product, new product and technology introductions, the ability to acquire sufficient quantities of a given product in a timely manner, the ability to develop and maintain critical strategic supply and co-marketing relationships and the ability to safeguard intellectual property.

In the event the Company’s plans change or its assumptions change or prove to be inaccurate or the funds available prove to be insufficient to fund operations at the planned level (due to further unanticipated expenses, delays, problems or otherwise), the Company could be required to obtain additional funds through equity or debt financing, through strategic alliances with corporate partners and others, or through other sources in order to successfully continue to implement its business strategies.

The Company does not have any committed sources of financing, and there can be no assurance that funding will be available on acceptable terms, if at all. If adequate funds are not available, the Company may be required to delay, scale back, or eliminate certain aspects of its business plan or current operations or attempt to obtain funds through arrangements with collaborative partners or others that may require us to surrender rights to Company methods, technologies, product development projects, certain products or existing markets. If adequate funds are not available, the business, financial condition and results of operations of the Company will be materially and adversely affected. See “Risk Factors”.

For a description of the capital raised by the Company since September 30, 2006, see “Our Business -- Recent Capital Raising Efforts.”

The Company has plans to increase the number of employees and/or independent contractors employed, contingent upon its ability to have sufficient funds to continue to implement its business strategies. The Company anticipates significant additional capital expenditures during the coming year in connection with the costs of increasing the number of Company-owned design centers, the anticipated cost of expanding and replicating the multi-purpose facility and the costs of implementing and possibly manufacturing Company branded products for distribution to franchisees and directly to retail customers.

The Company’s current policy is to invest its cash reserves in bank deposits, certificates of deposit, commercial paper, corporate notes, U.S. government instruments or other investment-grade instruments.

There can be no assurance that the Company will be able to implement its business strategies successfully or that profitability will ever be achieved. The Company expects that its future operating results will fluctuate significantly from year to year and will be impacted by factors beyond its control.

Impact of Inflation

Management does not believe that inflation has had a material adverse effect on the Company’s results of operations. However, Management cannot predict accurately the effect of inflation on future operating results.

Seasonality

The Company’s business is subject to seasonal variations. Historically, it has realized a significant portion of its total revenue and gross profits for the year during the second and third fiscal quarters. Due to the importance of this extended holiday shopping season, any factors negatively impacting this extended holiday selling season could have an adverse effect on the Company’s revenues and its ability to generate gross profit. The Company’s quarterly results of operations may also fluctuate significantly due to a number of factors, including the timing of new store openings, both Company-owned and franchise stores. In addition, operating results may be negatively affected by increases in merchandise costs, price changes in response to competitive factors and unfavorable local, regional or national economic developments that result in reduced consumer spending.

Critical Accounting Policies

Presented below is a discussion about the Company’s application of critical accounting policies that require it to make assumptions about matters that are uncertain at the time the accounting estimate is made, and where different estimates that it reasonably could have used in the current period, or changes in the accounting estimate that are reasonably likely to occur from period to period, would have a material impact on the presentation of the Company’s financial condition, changes in financial condition or results of operations. Management has identified the following accounting estimates as critical for the Company, and will discuss them separately below: allowance for bad debts and doubtful accounts, inventory obsolescence provision, and income tax accruals.

Allowance for Bad and Doubtful Accounts

Most of the Company’s accounts receivable are due from retail customers. The Company’s net accounts receivable at December 31, 2006 and June 30, 2006 of $304,275 and $139,893, respectively, represented 9.0% and 8.0%, respectively, of total assets, and the reserves of $50,000 and $25,000, respectively, represented 14.1% and 15.2%, respectively, of gross accounts receivable. Reserves are based on the Company’s review of the likely collectibility of specific accounts.

Inventory Obsolescence

Inventory represents a significant portion of the Company’s total assets (18.6% and 35.7% at December 31, 2006 and June 30, 2006, respectively). The Company’s viability is highly dependent on the demand for its products. An imbalance between purchasing levels and sales could cause rapid and material obsolescence, and loss of competitive price advantage and market share. The Company believes that its product mix has provided sufficient diversification to mitigate this risk. At the end of each reporting period, the Company reduces the value of its inventory by its estimate of what it believes to be obsolete, and it recognizes an expense in this amount, which is included in cost of sales in its statement of operations.

In the Company’s industry, merchandise models change periodically. When they do, the Company reclassifies the old model into a discontinued category. The Company also reclassifies merchandise into the discontinued category when it decides it no longer wants to sell the item. Generally, the Company attempts to sell these discontinued models at standard retail prices. In estimating the obsolescence reserve, the Company analyzes sales of discontinued merchandise and determines what profit or loss was recorded in the period. If such discontinued product is sold below cost, then the Company applies that negative gross margin to reduce the value of the inventory on hand as of the balance sheet date. In addition, the Company includes the selling costs to be incurred in the sale of such discontinued inventory as part of this obsolescence reserve. The Company also evaluates the obsolescence of its display inventories and service parts inventory.

Income Taxes

The Company’s estimate of deferred tax assets is affected by the assessment of its ability to generate sufficient taxable income to be able to realize the deferred tax asset. Because there can be no assurance that the Company will be able successfully to implement its business strategies or that profitability will ever be achieved, the deferred tax asset, net of reserve, has been valued at $0 at December 31, 2006 and June 30, 2006. The Company expects that its future operating results will fluctuate significantly from year to year and will be affected by factors beyond its control.

MANAGEMENT

Name	Age	Position with the Company

Scott R. Oglum	50	Chairman, Chief Executive Officer and Director
Kenneth D. Warren	48	President and Chief Operating Officer
James J. Vincenzo	60	Chief Financial Officer and Treasurer
Justin L. Schakelman	30	Vice President, Secretary and Director
David R. Hludzinksi	41	Director
W. James Ludlow	52	Director
H. Gregory Silber	40	Director

Scott R. Oglum is Chairman Chief Executive Officer and the founder of the Company and has a background in franchise sales and marketing, having developed the Second Source Computer Center franchise organization in the early 1990’s. Mr. Oglum also served as President of the Company until December 27, 2005. Mr. Oglum started Second Source Computer Center in October 1988 and was the owner of that business, until it was sold in February, 2004. Mr. Oglum has served as the chief executive officer of the Company since its inception in September, 2003 as Theater Xtreme, Inc. Prior to 1988, his background was managing computer franchise stores on the East coast and Texas, working for Entre Computer Center. Mr. Oglum’s educational background includes his undergraduate degree earned at the University of Wisconsin - Madison, where he also attended the Graduate School of Business.

Kenneth D. Warren is President and Chief Operating Officer since December 27, 2005. Prior to that, Mr. Warren served as Executive Vice President - Franchising and previously Director - Franchising, since February 11, 2005. From January 2004 until the merger on February 11, 2005, he served as Vice President of Theater Xtreme, Inc. From November, 1999 to December, 2003, Mr. Warren served as General Manager of Outten Brothers Furniture located in Dover, Delaware. He has a 20 year background in sales and management, having worked in the automotive, furniture and computer industries. His expertise is in operating efficiencies and sales management. He attended Washington State University where he specialized in business administration.

James J. Vincenzo is Chief Financial Officer and Treasurer and has served in that capacity since October, 2005. Prior to joining the Company, Mr. Vincenzo was employed by Physiometrics, Inc., a healthcare service firm, of Mount Laurel NJ from January, 2005 to September, 2005 and served as its Chief Financial Officer until September 30, 2005. Prior to Physiometrics, Mr. Vincenzo was a self-employed consultant from 1999 to 2004 with Grimble & Company, Inc., a management consulting firm. During that time he also served as Treasurer for PurelyWeb Corporation, an enterprise software company, in 2001.

Justin L. Schakelman is Corporate Vice President - Marketing, Communications and Training and Secretary has served in that capacity since February 11, 2005, upon consummation of the merger between Theater Xtreme, Inc. and BF Acquisition Group II, Inc. He was elected as a director in 2005. From September 2003 until February 11, 2005, Mr. Schakelman was employed by the Company’s predecessor, Theater Xtreme, Inc. Mr. Schakelman served as a non-compensated employee until January 2005. From September 2001 until May 2004, he pursued a doctorate in educational technology at the

University of Delaware, and from September 1997 until May 2001, he attended Shippensburg University in Shippensburg, Pennsylvania. Mr. Schakelman is Mr. Oglum’s step-son.

David R. Hludzinski was elected as a director in 2005 and is the Americas Sales Manager for Planar Systems, Inc. where he is currently working to launch Planar’s consumer video line. Mr. Hludzinski’s career in sales and management began with Sony Corporation, where he advanced to Sr. Account Manager for the Consumer Application Group and increased core business tenfold. During his tenure at Sony (1992 to 1998), he played a strategic role in Sony’s entry into the digital satellite market. Mr. Hludzinski continued his focus on new market development at InFocus® Corporation where he was instrumental in helping to develop new markets in catalog sales and e-commerce, and created new global accounts. He holds a B.A. in sociology with minor in business from University at Albany.

W. James Ludlow was elected as a director in 2005 and is the CEO, CFO and co-founder of Imirage. Formed in 1994, Imirage provides Internet related marketing and technology strategic support to 60 mid-Atlantic based clients with well-known names. Also, Mr. Ludlow has been instrumental in leading the development, marketing and deployment of two, enterprise, web-based portal software programs and a patent-pending software application that wirelessly enables web site content and software programs. Mr. Ludlow spent 24 years in a variety of financial, technical and operating management positions at DuPont and Air Products and Chemicals. His expertise centered in providing financial advice, business process improvement and the deployment of electronic commerce technologies. He has 22 published professional articles and has been quoted in many publications including Harvard Business Review and Fortune. Mr. Ludlow has taught 14 accounting and finance courses at the University of Delaware and Penn State University and has spoken at many conferences and panels. He has also worked in leadership and Board positions with several organizations including the Chemical Industry Data Exchange. In 1994, his first book, The Road to Wealth, which reflects his personal investment philosophies and advice, appeared in bookstores nationwide. He holds an MBA in Finance from Indiana University.

H. Gregory Silber was elected as a director in 2005 and has been President and CEO of Intelligent Systems, Inc., a custom software-consulting firm specializing in IT solutions for the pharmaceutical industry since 2001. Prior to 2001, he served as President of G-Soft Consulting in Delaware. During his 17 years of experience in the technology industry, Mr. Silber has held executive positions in three successful companies. He has held a position on the board of directors of the Delaware Academy of Science since 1999. In addition, Mr. Silber has taught Computer Science at the University of Delaware since 1999, and has published several scientific papers in Computational Linguistics and Artificial Intelligence. He regularly speaks at universities and conferences, internationally. Mr. Silber holds a Master of Science degree from the University of Delaware in computer science and artificial intelligence.

Independence of the Board of Directors

After review of all relevant information provided by the directors and the Company with regard to each director’s business and personal activities as they may relate to the Company and its senior management and independent auditors, the Board of Directors has determined affirmatively that James Ludlow, H. Gregory Silber and David Hludzinski are independent directors within the meaning of the rules promulgated by the Securities and Exchange Commission. Directors do not receive compensation for their services as directors.

EXECUTIVE COMPENSATION

The following table sets forth information concerning the compensation received by the executive officers of the Company:

					Long-Term Compensation
	Annual Compensation				Awards Payouts
Name and Principal Position	Fiscal Year (1)	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Awards ($)	Securities Underlying Options (#)	LTIP Payouts ($)	All Other Compensation ($)
Scott Oglum Chairman and Chief Executive Officer	2006	$206,400	$0	$6,780 (2)	—	—	—	—
	2005	$86,400	$119,100	$4,234 (2)
	2004	$43,200	$20,963	$2,117 (2)	—	—	—	—
Kenneth D. Warren (3) President and Chief Operating Officer	2006	$99,996	$27,963	$724 (2)	—	—	—	—
	2005	$60,000	$36,570	$1,261 (2)
	2004	$26,200	—	$ 185 (2)	—	—	—	—
	2004	—	—	—
James J. Vincenzo (4) Treasurer and Chief Financial Officer	2006	$67,082	$3,500	$2,937 (2)
	2005	—	—	—
	2004	—	—	—
Justin Schakelman Corporate Vice President, Secretary and Director	2006	$60,969	$0	$1,359 (2)	—	—	—	—
	2005	$24,000	$215	$268 (2)
	2004	(5)	(5)	$993 (2)
(1)	The 2004 fiscal year compensation represents compensation received from January 1, 2004 to June 30, 2004.
(2)	Reflects reimbursement of vehicle costs or out-of-pocket business expenses.
(3)	Mr. Warren was Executive Vice-President until December 27, 2005.
(4)	Mr. Vincenzo joined the Company in October, 2005.
(5)	Mr. Schakelman was a non-compensated employee until January, 2005.

Option Grants In Last Fiscal Year

The following table sets forth information concerning the grant of stock options during fiscal year 2006 to the executive officers names in the summary compensation table. All such grants were made under the Company’s 2005 Stock Option Plan.

	Individual Grants				Potential Realized Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (10 yrs) (3)

Name of Executive	Number of Securities Underlying Options Granted	% of Total Options Granted to all Employees in Fiscal 2006 (2)	Exercise or Base Price per Share	Expiration Date	At 5% Annual Growth Rate	At 10% Annual Growth Rate

Scott Oglum	--	--	$--	--	$--	$--
Kenneth D. Warren(1)	220,000	26%	$0.35	2015	$125,400	$199,700
James J. Vincenzo(1)	250,000	29%	$0.35	2015	$142,500	$227,000
James J. Vincenzo(2)	250,000	29%	$1.00	2016	$407,200	$648,400
Justin Schakelman	--	--	$--	--	$--	$--
(1)	Options granted vest in increments of one-third of the total number of options granted on the first, second and third anniversary dates of the date of grant.
(2)	Options granted vest in increments of one-fourth of the total number of options granted on the first, second, third and fourth anniversary dates of the date of grant.
(3)	During its 2006 fiscal year, the Company granted to employees 850,000 options to purchase shares of common stock.
(4)
The potential realizable values are based on an assumption that the stock price of the shares of common stock appreciate at the annual rate shown (compounded annually) from the date of grant until the end of the option term. These values do not take into account contractual provisions of the options which provide for nontransferability or vesting. These amounts are calculated based on the requirements promulgated by the SEC and do not reflect the Company’s estimate of future stock price growth of the common stock.

Aggregated Option Exercises in the 2006 Fiscal Year and Value of Options at June 30, 2006

	Exercised in 2006 Fiscal Year		Number of Unexercised Options at June 30, 2006		Value of Unexercised In-the-Money Options at June 30, 2006
Name of Executive	Shares Acquired on Exercise	Value Realized	Exercisable	Un-exercisable	Exercisable	Un-exercisable
Scott Oglum	0	-	-	0	-	-
Kenneth D. Warren	0	-	115,000	335,000	$40,250	$117,250
James J. Vincenzo	0	-	0	500,000	-	$337,500
Justin Schakelman	0	-	-	0	-	-

None of the above named executive officers held any stock appreciation rights at June 30, 2006.

Directors do not receive compensation for their services as directors. The Company has not entered into any employment or consulting agreements with any of its officers or directors.

Stock Option Plan

The 2005 Stock Option Plan (the “Incentive Plan” or “Plan”) was unanimously approved by the Board of Directors and shareholders on April 5, 2005. The Incentive Plan authorizes the grant of options to officers, employees, affiliates and directors of the Company to purchase shares of the Company’s common stock.

On October 19, 2005, the Board of Directors unanimously approved amending the Plan to increase from 1,400,000 to 1,700,000 the maximum aggregate number of shares of common stock that may be issued under the Plan. On November 8, 2005, the Board of Directors unanimously approved increasing the maximum to 2,000,000 from 1,700,000 and amending the Plan accordingly. Such increase was approved by the shareholders at the 2005 Annual Meeting of Shareholders held on December 21, 2005.

As of February 15, 2007, options to purchase 611,683 shares remain available for grant under the Plan.

Employment Contracts and Termination of Employment Arrangements

The Company does not currently have any employment contracts or termination of employment agreements with any of its executive officers.

Equity Compensation Plan Information

The following table summarizes information regarding securities authorized for issuance under the Company’s Plan as of June 30, 2006:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,590,000	$0.47	410,000
Equity compensation plans not approved by security holders	0	$0	0
Total:	1,590,000	$0.47	410,000

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows, as of February 15, 2007, the number and percentage of shares of the Company’s common stock owned beneficially by (i) each director, (ii) each executive officer, (iii) all executive officers and directors as a group, and (iv) each person who is known by us to own beneficially more than 5% of our common stock. All common stock with respect to which a person has the right to acquire beneficial ownership within 60 days is considered beneficially owned by that person for purposes of this table even though such stock may not actually be outstanding. Unless otherwise noted, all shares are owned directly with sole voting and sole investment power and the address is c/o Theater Xtreme Entertainment Group, Inc., 250 Corporate Boulevard, Suite E & F, Newark, Delaware 19702.

Name of Beneficial Owner	Amount(1)	Percent of Class(2)
Scott R. Oglum	3,618,275(3)	17.94%
James J. Vincenzo	93,336(4)	*
David R. Hludzinski	205,689(5)	1.02%
W. James Ludlow	185,703(6)	*
Linda Oglum	2,978,000(7)	14.77%
Justin L. Schakelman	500,006	2.48%
H. Gregory Silber	50,000(8)	*
Kenneth D. Warren	270,840(10)	1.34%
The Werwinski Family Limited Partnership	2,070,275(10)	10.27%
All directors and executive officers together as a group (7 persons)	4,923,849(11)	24.41%

* Represents less than 1% of the Company’s common stock.

(1)
This table is based on information supplied by officers, directors and principal shareholders of the Company and on any Schedule 13D or 13G filed with the SEC. On that basis, the Company believes that each of the shareholders named in this table has sole voting and dispositive power with respect to the shares indicated as beneficially owned except as otherwise indicated in the footnotes to this table.

(2)	Applicable percentages are based on 19,847,425 shares outstanding on February 15, 2007.

(3)	Does not include 2,978,000 shares owned by Linda Oglum, Mr. Oglum’s spouse. Mr. Oglum disclaims any beneficial interest in the shares owned by his wife.

(4)
In addition, Mr. Vincenzo owns options to purchase 416,667 shares of Company Common Stock, 166,667 shares at an exercise price of $0.35 per share and 250,000 shares at $1.00 per share.  None of such options are vested, or will be vested, in the next sixty days.

(5)
Mr. Hludzinski owns options to purchase 50,000 shares of Company common stock at an exercise price of $0.35 per share, of which options to purchase 25,000 such shares are vested and included in the table above.  Mr. Hludzinski also owns options to purchase 10,000 additional such shares exercisable at $1.12 per share;  none of such options are vested, or will be vested, in the next sixty days.

(6)
Mr. Ludlow owns options to purchase 50,000 shares of Company common stock at an exercise price of $0.35 per share, of which options to purchase 25,000 such shares are vested and included in the table above.  Mr. Ludlow also owns options to purchase 10,000 additional such shares exercisable at $1.12 per share;  none of such options are vested, or will be vested, in the next sixty days.

(7)	Does not include 3,618,275 shares owned by Scott Oglum, Mrs. Oglum’s spouse. Mrs. Oglum disclaims any beneficial interest in the shares owned by her husband.

(8)
Mr. Silber owns options to purchase 50,000 shares of Company common stock at an exercise price of $0.35 per share, of which options to purchase 25,000 such shares are vested and included in the table above.  Mr. Silber also owns options to purchase 10,000 additional such shares exercisable at $1.12 per share;  none of such options are vested, or will be vested, in the next sixty days.

(footnotes continued from prior page)

(9)
In addition, Mr. Warren owns options to purchase 450,000 shares of Company common stock at an exercise price of $0.35 per share. Of these options, 245.834 have vested. No further options will vest in the next 60 days. Does not include 20,006 shares owned by Hildaura Warren, Mr. Warren’s spouse. Mr. Warren disclaims beneficial interest in the shares owned by his wife.

(10)	Robert and Edna Werwinski are the general partners of the limited partnership and have shared power to vote and dispose of such shares. The address is 3 Chipmunk Lane, Kennett Square, PA, 19348.

(11)	Such total is comprised of 4,603,015 shares of common stock and 320,834 options to purchase common stock which have vested or will vest in the next 60 days.

RELATED PARTY TRANSACTIONS

Certain of the video components sold by the Company bear the InFocus® brand name and are purchased through distributors authorized to sell InFocus® products. A Company’s director and shareholder, David Hludzinski, was formerly employed by InFocus® Corporation as its Business Development Manager for the Consumer Sector where he was chiefly responsible for starting the consumer business unit in North America and for creating and developing relationships with strategic partners in the consumer electronics industry. Aggregate purchases of product bearing the InFocus® brand name amounts to approximately $166,000 and $350,000 for six months ended December 31, 2006 and the fiscal year ended June 30, 2006, respectively.

In September, 2006, the Company entered into a distribution agreement with Planar Systems, Inc. to distribute its existing and future product lines comprised of video screens and video components. Mr. Hludzinski is currently employed by Planar as its Americas Sales Manager where he is currently working to launch Planar’s consumer video line. As of February 15, 2007, the Company has purchased $2,300 of video line products from Planar.

Justin Schakelman, who is a director and Corporate, Vice President-Marketing, Communications and Training, is the step-son of Scott Oglum, Chief Executive Officer.

PLAN OF DISTRIBUTION

As used in this prospectus, selling security holder includes any donees, pledgees, transferees or other successors in interest who will hold the selling security holders’ shares after the date of this prospectus. We are paying the costs, expenses and fees of registering the common stock, but the selling security holders will pay any underwriting or brokerage commissions and similar selling expenses relating to the sale of the shares of common stock.

The selling security holders may sell, from time to time, any or all of their shares of common stock on any stock exchange, market or trading facility on which Company shares are then traded or in private transactions, at prevailing market prices or privately negotiated prices. The selling security holders may sell some or all of their common stock through:

•	ordinary brokers’ transactions which may include long or short sales;
•	transactions involving cross or block trades or otherwise;
•	purchases by brokers, dealers or underwriters as principal and resale by those purchasers for their own accounts under this prospectus;
•	market makers or into an existing market for our common stock;
•	other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;
•	transactions in options, swaps or other derivatives; or

•	any combination of the selling options described in this prospectus, or by any other legally available means.

The selling security holders may enter into hedging transactions with broker-dealers who may engage in short sales of our common stock in the course of hedging the positions they assume. The selling security holders also may enter into option or other transactions with broker-dealers that require the delivery by those broker-dealers of the common stock. Thereafter, the shares may be resold under this prospectus.

The selling security holders and any broker-dealers involved in the sale or resale of our common stock may qualify as “underwriters” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (“Securities Act”). In addition, the broker-dealers’ commissions, discounts or concessions may qualify as underwriters’ compensation under the Securities Act. If any selling security holders or any broker-dealer qualifies as an “underwriter,” they will be subject to the prospectus delivery requirements of Section 153 of the Securities Act, which may include delivery through the facilities of the NASD.

In the event that any selling security holder sells any of his common stock to a broker, dealer or underwriter as principal, such shares may be resold by the broker, dealer or underwriter only under an amended prospectus that discloses the selling security holder’s arrangements with the broker/ dealer/ underwriter participating in the offering and identifies the participating broker/ dealer/ underwriter. Any participating brokers/ dealers will be considered as an “underwriter” and will be identified in the amended prospectus as such.

In conjunction with sales to or through brokers, dealers or agents, the selling security holders may agree to indemnify them against liabilities arising under the Securities Act. The Company knows of no existing arrangements between the selling security holders, any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of our common stock.

In addition to selling their shares of common stock under this prospectus, the selling security holders may:

•	transfer their common stock in other ways not involving market makers or established trading markets, including by gift, distribution, or other transfer; or
•	sell their common stock under Rule 144 of the Securities Act, if the transaction meets the requirements of Rule 144.

The Company has advised the selling security holders that during the time each is engaged in a distribution of the shares covered by this prospectus, each is required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes the selling security holders, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any shares which are the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of our shares in connection with the distribution of our shares. The Company has further advised selling security holders who may be “affiliated purchasers” of ours that they must coordinate their sales under this prospectus with each other and us for purposes of Regulation M. All of the foregoing may affect the marketability of the shares offered in this prospectus.

The Company will amend or supplement this prospectus as required by the Securities Act.

SELLING SECURITY HOLDERS

The following table shows for each selling security holder:

•	the number of shares of common stock beneficially owned by him or her as of December 22, 2005,
•	the number of shares of common stock covered by this prospectus, and
•
the number of shares of common stock to be retained after this offering, if any, assuming the selling security holder sells the maximum number of shares (and percentage of outstanding shares of common stock owned after this offering, if more than 1%).

None of the selling security holders is a broker-dealer. However, Warren Danner is affiliated with a broker-dealer. Mr. Danner has represented to the Company, in writing, that he purchased the Company shares in the ordinary course of business and, at the time of purchase of those shares, he had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

The selling security holders are not required, and may choose not, to sell any of their shares of common stock.

This prospectus updates the information contained in the prospectus originally dated July 20, 2006. Between that date and the date of this prospectus, some of the selling security holders have sold some or all of their shares registered hereunder. However, the Company does not know which selling security holders have sold their shares nor how many shares have been sold. Consequently, the Company does not know how many shares covered by the prospectus remain to be sold.

Name (beneficial owners with voting or investment control)	Shares of Common Stock Beneficially Owned Before Offering	Shares of Common Stock to Be Sold In Offering	Shares of Common Stock Beneficially Owned After Offering	Percentage of Ownership After Offering

Abbott, Jennifer	2,007	2,007	None	None
Abbott, Kathleen	2,050	2,050	None	None
Adams, Michael K.	35,000	35,000	None	None
Armstrong, Jr., John J.	5,000	5,000	None	None
Arthurton, Ryan	2,917	2,917	None	None
Asaro, Anthony S.	10,000	10,000	None	None
Ashton, Robert W.	101,722	101,722	None	None
Atanasio, Paul	10,000	10,000	None	None
Baker, Colin Charles	2,920	2,920	None	None
Barcola, Jr., Anthony F.	2,857	2,857	None	None
Beirne, William & Rebecca	5,714	5,714	None	None
Bomba, James	30,000	30,000	None	None
Bonkowski, Michael	2,857	2,857	None	None
Borbone, Michael	70,000	70,000	None	None
Borbone, Thomas	20,000	20,000	None	None
Bovi, David M.	281,250	281,250	None	None
Boyle, Brian E.	28,571	28,571	None	None
Brooks, Virginia	2,000	2,000	None	None
Burke, Michael D.	10,000	10,000	None	None
Bylsma, John W. & Barbara H.	10,000	10,000	None	None
Cahill, Kevin	2,909	2,909	None	None
Campion, Frederick	4,000	4,000	None	None

Name (beneficial owners with voting or investment control)	Shares of Common Stock Beneficially Owned Before Offering	Shares of Common Stock to Be Sold In Offering	Shares of Common Stock Beneficially Owned After Offering	Percentage of Ownership After Offering

Cantelini, Dino	2,900	2,900	None	None
Carlin , Alyson	28,571	28,571	None	None
Carlin, Sr., Leo J.	28,570	28,570	None	None
Carlin, Jr., Leo J.	100,000	100,000	None	None
Carrington, Jason	10,000	10,000	None	None
Chupka, Michael	1,024	1,024	None	None
Clark, James D. & Kristin	28,572	28,572	None	None
Clarke, David M.	2,911	2,911	None	None
Clarke, Donald F. & Jean M.	2,911	2,911	None	None
Cohen, Carole	1,020	1,020	None	None
Cohen, Claire & Max	14,286	14,286	None	None
Colucci, William R.	281,250	281,250	None	None
Cook, Jerry	10,000	10,000	None	None
Cook, Sue P.	10,000	10,000	None	None
Cooper, Terry	5,000	5,000	None	None
Crapps, William	6,000	6,000	None	None
Cribbs, John	3,036	3,036	None	None
Daebecke, Michael R.	100,000	100,000	None	None
Danner, Warren	575,000	575,000	None	None
Darragh, Timothy	71,429	71,429	None	None
DeCosta, Raymond	6,108	6,108	None	None
Dennison, Catherine	1,023	1,023	None	None
DiCesare, John	2,927	2,927	None	None
DiCesare, Thomas	2,927	2,927	None	None
DiEmidio, Joseph	76,233	76,233	None	None
DiEmidio, Lawrence	28,728	28,728	None	None
Djolakian, Alexandre	14,000	14,000	None	None
Drennan, Elizabeth	29,687	29,687	None	None
Drennan, Joseph	251,563	251,563	None	None
Dricken, Juley	575,000	575,000	None	None
Dubin, Mark	10,000	10,000	None	None
Durney, Dan	5,000	5,000	None	None
Emerson, Janet	2,000	2,000	None	None
Entrust CAMA FBO Warren Danner IRA	100,180	100,180	None	None
Erb Ruth, Rebecca	1,000	1,000	None	None
Esquivel, Enrique	264,000	264,000	None	None
Fairey, John M.	10,000	10,000	None	None
Finley, Juanita	5,000	5,000	None	None
Fitzpatrick, Sean	200,000	200,000	None	None
Galvin, Heather	2,921	2,921	None	None
Galvin, III, Henry	2,921	2,921	None	None
Giambra, Stephen	57,143	57,143	None	None
Goggin, Garrett	28,571	28,571	None	None
Goggin, Robert	28,571	28,571	None	None
Gollomp, Elida	28,571	28,571	None	None
Gory, Craig W.	10,263	10,263	None	None
Graham, Jason	4,000	4,000	None	None
Gravatt, Dale	100,000	100,000	None	None
Gutierez, IV, Lino	10,000	10,000	None	None
Harrington, Robert & Corrine	7,339	7,339	None	None

Name (beneficial owners with voting or investment control)	Shares of Common Stock Beneficially Owned Before Offering	Shares of Common Stock to Be Sold In Offering	Shares of Common Stock Beneficially Owned After Offering	Percentage of Ownership After Offering

Harrison, Christopher C.	30,000	30,000	None	None
Hludzinski, David & Krista, (Mr. Hludzinski is a Director)	144,689	144,689	None	None
Hludzinski, Jean	26,467	26,467	None	None
Hoffmeier, Susan	2,900	2,900	None	None
Hoffmeier, Jr., Joe	2,900	2,900	None	None
Holtzinger, Brian	7,243	7,243	None	None
Houghton, Charles	20,000	20,000	None	None
Hughes, Kevin	61,529	61,529	None	None
Insight Capital (Brock Malky)	200,000	200,000	None	None
Isaacs, Milton	10,282	10,282	None	None
Jarmain, Katherine	44,090	44,090	None	None
Justice, Kevin	11,751	11,751	None	None
Katz, Richard	1,000	1,000	None	None
Keen, James Matthew	1,023	1,023	None	None
Kilker, Anthony	61,512	61,512	None	None
Kistler, Vance	10,000	10,000	None	None
Korda, Nancy F.	15,000	15,000	None	None
Kramer, James K.	28,571	28,571	None	None
Lapin, Sue P.	102,493	102,493	None	None
Longenderfer, Matthew	219,863	219,863	None	None
Luce, John	10,000	10,000	None	None
Ludlow, James, Director	151,078	151,078	None	None
Malatesta, Nicole	29,323	29,323	None	None
Malatesta Investments, LLC (David & Don Malatesta)	86,841	86,841	None	None
Maloney, Jacqueline & Francis	153,781	153,781	None	None
Marone, Stacie	1,741	1,741	None	None
Martino, Barbara	2,888	2,888	None	None
Martino, Eugene	2,886	2,886	None	None
Mason, Dan	100,000	100,000	None	None
Mc Intyre, John A.	3,000	3,000	None	None
McGavisk, Michael	2,857	2,857	None	None
McLaughlin, Arden	1,460	1,460	None	None
McLaughlin, Edward J.	14,599	14,599	None	None
McNamara, Brian	28,572	28,572	None	None
Mersky, Scott	10,000	10,000	None	None
Michener, Patricia & Robert	1,023	1,023	None	None
Moen, Betty	1,022	1,022	None	None
Monmouth Holdings LLC (Sean Fitzpatrick)	400,000	400,000	None	None
Moore, Linda	1,011	1,011	None	None
Morgan, Todd	5,000	5,000	None	None
Morgan Stanley IRA FBO J J Vincenzo, Treasurer and Chief Financial Officer	10,000	10,000	None	None
Moyer, Mike	2,896	2,896	None	None
MRT, LLC (Michael McGavisk, Reed DePace)	1,462	1,462	None	None
Nevada Capital Holdings Company (George Marshall)	400,000	400,000	None	None

Name (beneficial owners with voting or investment control)	Shares of Common Stock Beneficially Owned Before Offering	Shares of Common Stock to Be Sold In Offering	Shares of Common Stock Beneficially Owned After Offering	Percentage of Ownership After Offering

Newcomb, Jerry	500	500	None	None
Niculae, Stefan	2,924	2,924	None	None
Norsworthy, Jack	1,429	1,429	None	None
Novak, Walter	10,000	10,000	None	None
Oelschlegel, Ian	1,461	1,461	None	None
Oelschlegel, Lawrence	2,921	2,921	None	None
Oglum, Linda	3,000,000	3,000,000	None	None
Oglum, Scott, Chief Executive Officer and Director	3,640,000	3,640,000	None	None
Olsen, Dan	5,000	5,000	None	None
O'Malley, Kevin	120,000	120,000	None	None
Ong, Sulin Yao	43,973	43,973	None	None
Osborne, Greg	71,429	71,429	None	None
Paltrow, Jeffrey	15,000	15,000	None	None
Papandon, John	28,571	28,571	None	None
Pellicone, Nina	2,921	2,921	None	None
Pensco Trust FBO of Charles Houghton	81,174	81,174	None	None
Perna, Stephen P.	28,571	28,571	None	None
Power Financial Group, Inc. (Ernest Zerenner)	2,926	2,926	None	None
Qualls, Tim	20,000	20,000	None	None
Queen, Barbara	281,250	281,250	None	None
Raspa, Robert P.	14,646	14,646	None	None
Rhoades, Frank L & Susanne K	1,429	1,429	None	None
Rhoades, Joanne	5,714	5,714	None	None
Rivera, Gilbert	10,000	10,000	None	None
Roland, Gary L. & Jana C.	17,400	17,400	None	None
Rone, Edward	30,846	30,846	None	None
Rosen, Daniel	1,022	1,022	None	None
Ruth, Ralph Eric	2,924	2,924	None	None
Rydare LLC (Michael Fitzgibbons)	42,857	42,857	None	None
Salas, Ricardo A.	21,429	21,429	None	None
Schakelman, Justin, Secretary, Executive Vice President and Director	500,000	500,000	None	None
Schiavone, Rachel	1,002	1,002	None	None
Schiavone, Roxy	5,000	5,000	None	None
Sebastini, Joseph	35,178	35,178	None	None
Secuouler, Ira	42,857	42,857	None	None
Silber, H. Gregory, Director	25,000	25,000	None	None
Silverman, David & Nina	14,286	14,286	None	None
Smith, Judith	3,020	3,020	None	None
Spence, Kyle	4,091	4,091	None	None
Squier, John & Linda	2,914	2,914	None	None
Stachnik, Mark & Michael	100,000	100,000	None	None
Stiles, Una	10,000	10,000	None	None
Taub, Stuart	28,571	28,571	None	None
Taylor, Steven & Carol	5,714	5,714	None	None
Troutner, Brian	15,000	15,000	None	None
Troutner, Jerrold	30,000	30,000	None	None

Name (beneficial owners with voting or investment control)	Shares of Common Stock Beneficially Owned Before Offering	Shares of Common Stock to Be Sold In Offering	Shares of Common Stock Beneficially Owned After Offering	Percentage of Ownership After Offering

Truppa, Jerome	1,029	1,029	None	None
Tudhope, Richard	45,000	45,000	None	None
Universal Capital Management, Inc. (Michael Queen, Joseph Drennan, William Colucci)	575,000	575,000	None	None
Veater, Tammi	5,000	5,000	None	None
Velasquez, Adriana & Domingo	1,000	1,000	None	None
Wagner, Brian	29,299	29,299	None	None
Walmsley, III, George J.	2,920	2,920	None	None
Walmsley, IV, George J.	2,920	2,920	None	None
Warren, Hildaura	26,000	26,000	None	None
Warren, Kenneth, President and Chief Operating Officer	25,000	25,000	None	None
Waters, Ren	5,000	5,000	None	None
Werwinski, Edna	2,924	2,924	None	None
Werwinski, Robert N. & Elizabeth C.	292,446	292,446	None	None
Werwinski Family Partnership LLC (Robert and Edna Werwinski)	2,070,000	2,070,000	None	None
Williams, Ann	3,020	3,020	None	None
Wise, Robert	1,000	1,000	None	None
Yankow, Bruce	10,000	10,000	None	None
Yankow, Susan	10,000	10,000	None	None
Yoder, Gibson	8,724	8,724	None	None
Zenith Enterprises LLC (Barbara Queen)	71,501	71,501	None	None
Zerenner, Ernest	2,926	2,926	None	None
Zuckerman, Daniel	15,000	15,000	None	None

TOTAL	17,749,342	17,749,342

DESCRIPTION OF COMMON STOCK

The Company is authorized by the Articles of Incorporation, as amended, to issue 50,000,000 shares of common stock, par value $.001 per share, and 5,000,000 shares of preferred stock, no par value. As of February 15, 2007, there were 19,847,425 shares of common stock outstanding and no shares of preferred stock outstanding.

Common Stock

Holders of common stock are entitled to cast one vote for each share held. A majority of shares outstanding and entitled to vote constitutes a quorum and shareholder actions are decided by the vote of a majority of shares represented in person or by proxy at any annual or special meeting of shareholders, unless a greater vote is required by law. A written consent describing the action to be taken and signed by one or more holders of shares having at least the minimum number of votes that would be necessary to take such action at a shareholders meeting also constitutes the action of the shareholders.

No holder of common stock has any preemptive or preferential rights to purchase or subscribe for any part of any unissued or any additional authorized stock or any of our securities convertible into shares of our stock. No holder of common stock has conversion or redemption rights.

Options and Warrants

As of February 15, 2007, options to purchase an aggregate of 1,388,317 shares of common stock were issued and outstanding. These options were issued to several Company employees, directors and consultants. The exercise prices of these options varies between $0.35 and $1.12 per share. The options expire at various dates through December, 2016.

In addition, the Company has the following warrants outstanding:

Date of Issue	Exercise Price	Number of Shares Issuable	Expiration Date
October 23, 2006	$1.00	200,000	October 22, 2011
October 23, 2006	$1.00	200,000	October 22, 2011
December 22, 2006	$1.10	560,000	December 22, 2011
January 22, 2007	$1.00	40,000	January 22, 2012

Transfer Agent

The transfer agent for our common stock is StockTrans, Inc. 44 West Lancaster Avenue, Ardmore, PA 19003.

SHARES ELIGIBLE FOR FUTURE SALE

The Company currently has 19,847,425 shares of common stock outstanding. All of the shares of common stock registered hereunder will be freely tradable without restriction or further registration under the Securities Act except to the extent held by affiliates of the Company.

The sizable number of shares being registered for resale may impair the Company’s ability to raise capital through the sale of equity securities and could also negatively affect the price that holders of common stock receive for their shares.

This prospectus updates the information contained in the prospectus originally dated July 20, 2006. Between that date and the date of this prospectus, some of the selling security holders have sold some or all of their shares registered hereunder. However, the Company does not know which selling security holders have sold their shares nor how many shares have been sold. Consequently, the Company does not know how many shares covered by the prospectus remain to be sold

Any shares purchased by an affiliate of ours will be subject to the resale limitations of Rule 144 under the Securities Act. An affiliate of ours is a person who has a control relationship with us, which generally includes our executive officers, directors and 10% or more shareholders.

“Restricted securities” may only be sold as follows:

•	pursuant to a registration statement under the Securities Act,
•	in compliance with the exemption provisions of Rule 144, or
•	pursuant to another exemption under the Securities Act.

In general, Rule 144 requires that affiliates and persons owning restricted securities hold their securities for a minimum of one year, limits the number of securities that may be sold within any 3 month period, requires that sales must be made through unsolicited brokers’ transactions or in transactions directly with a market maker, and requires the filing of a Form 144 if the securities to be sold during any three-month period exceeds 500 shares or has a total sales price over $10,000. Rule 144 limits the number of shares of our common stock that may be sold within any 3 month period to the greater of:

•	one percent of the outstanding shares of our common stock, or
•	the average weekly trading volume of our common stock during the four calendar weeks prior to such sale.

Sales under Rule 144 are also subject to the availability of current public information about the Company. However, persons who are not Company affiliates and who have held their restricted securities for at least two years may resell their shares without regard to the foregoing requirements of Rule 144.

A sale of shares by current shareholders, whether pursuant to Rule 144 or otherwise, may have a depressing effect upon the market price of our common stock. To the extent that these shares enter the market, the value of our common stock in the over-the-counter market may be reduced.

MARKET FOR COMMON STOCK AND RELATED SHAREHOLDER MATTERS

Market Information

Our shares of common stock are quoted for trading on the Over-the-Counter Bulletin Board. The last reported sale price of our common stock was $1.02 per share on February 15, 2007.

Holders

On February 15, 2007, there were approximately 600 registered holders of Company common stock. The Company has outstanding options to acquire 1,388,317 shares of common stock held by 22 optionholders.

Dividends

Holders of our common stock are entitled to receive such dividends as may be declared by our board of directors. We have not declared any cash dividends on our common shares for the last two fiscal years and we do not anticipate paying any cash dividends in the foreseeable future. We currently intend to use all available funds for the development of our business. We are not currently a party to any agreement restricting the payment of dividends.

LEGAL MATTERS

Ballard Spahr Andrews & Ingersoll, LLP has passed on the validity of the common stock offered by this prospectus.

EXPERTS

Our financial statements for the years ended June 30, 2006 and 2005, set forth in this prospectus have been audited by Morison Cogen LLP, independent certified public accountants, to the extent and for the periods set forth in their report, and are set forth in this prospectus in reliance upon such report given upon the authority of them as experts in auditing and accounting.

SECURITIES AND EXCHANGE COMMISSION POSITION
ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Bylaws provide that we shall indemnify our officers and directors against liabilities and expenses actually and reasonably incurred by them in connection with any claims made against them, or the defense of any action to which they may be made a party, by reason of their having been one of our officers or directors. However, no director or officer shall be indemnified against any matters as to which he is judged to be liable for negligent or willful misconduct in the performance of his duties or for which indemnification would be against public policy.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a Registration Statement on Form SB-2 that we filed with the Securities and Exchange Commission. The Registration Statement was declared effective on July 20, 2006.

For more information about us, visit our web site at www.theaterxtreme.com. Our electronic filings with the U.S. Securities and Exchange Commission (including our Annual Report on Form 10-KSB, Quarterly Reports on Form 10-QSB, and Current Reports on Form 8-K, and any amendments to these reports) are available free of charge at www.sec.gov. The public may also read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F. Street, N.E. Washington, D.C. 20549. Information on the operation of the Public Reference Room can be obtained by calling the SEC at 1-800-SEC-0330.

INDEX TO FINANCIAL STATEMENTS

THEATER XTREME ENERTAINMENT GROUP, INC.
BALANCE SHEETS
DECEMBER 31, 2006 AND JUNE 30, 2006

	DECEMBER 31	JUNE 30,
	2006	2006
Assets	(UNAUDITED)	(AUDITED)

Current Assets:
Cash and equivalents	$803,622	$466,481
Accounts receivable, net of allowance of $50,000, and $25,000	304,275	139,893
Inventory	630,886	629,056
Prepaid expenses	963,991	132,679
Other current assets	111,478	15,441
Total current assets	2,814,252	1,383,550
Property and equipment, net	523,761	357,434

Other assets:
Deposits	48,954	20,720
	$3,386,967	$1,761,704
Liabilities and Stockholders' Equity (Deficit)

Current Liabilities:
Accounts payable and accrued expenses	$577,933	$646,290
Payroll tax liabilities	109,940	58,715
Current portion of notes payable	29,113	19,129
Non-convertible debentures	1,500,000	-
Deferred franchise fees	309,000	279,000
Deferred sales	916,305	679,706
Total current liabilities	3,442,291	1,682,840

Long-term Liabilities:
Notes payable, net of current portion	97,012	47,163
Total long-term liabilities	97,012	47,163
Total liabilities	3,539,303	1,730,003

Stockholders' Equity (deficit):
Preferred stock, no par value, 5,000,000 shares authorized,
no shares issued and outstanding	-	-
Common stock, $.001 par, 50,000,000 shares authorized;
19,836,175, 19,122,342 shares issued
and outstanding	19,836	19,122
Additional paid in capital	5,145,627	3,973,742
Accumulated deficit	(5,317,799)	(3,961,163)
Total stockholders' equity (deficit)	(152,336)	31,701

	$3,386,967	$1,761,704
The accompanying notes are an integral part of these financial statements.

THEATER XTREME ENTERTAINMENT GROUP, INC.
STATEMENTS OF OPERATIONS
THREE AND SIX MONTHS ENDED DECEMBER 31, 2006 AND 2005

	Three Months Ended		Six Months Ended
	December 31		December 31
	2006	2005	2006	2005

Revenues	$1,702,189	$983,127	$3,164,717	$2,003,980

Cost of revenues	1,014,866	565,032	1,947,460	1,138,933
Occupancy expenses	104,858	78,204	226,771	153,152
Selling, general and administrative expenses	1,206,042	1,080,250	2,262,504	1,721,031
	2,325,766	1,723,486	4,436,735	3,013,116

Loss from operations	(623,577)	(740,359)	(1,272,018)	(1,009,136)

Interest income	358	1	600	47
Interest expense	(81,654)	(1,371)	(85,218)	(2,617)

Net loss	$(704,873)	$(741,729)	$(1,356,636)	$(1,011,706)

Basic and diluted:
Loss per common share	$(0.04)	$(0.04)	$(0.07)	$(0.06)

Weighted average shares	19,810,900	17,428,594	19,615,997	17,105,708

The accompanying notes are an integral part of these financial statements.

THEATER XTREME ENTERTAINMENT GROUP, INC.
STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
SIX MONTHS ENDED DECEMBER 31, 2006

		Additional		Total
	Common	Paid-in	Accumulated	Stockholders'
	Stock	Capital	Deficit	Equity (Deficit)

Balance at June 30, 2006	$19,122	$3,973,742	$(3,961,163)	$31,701

Issuance of common stock, purchase of assets	40	39,960	-	40,000

Issuance of common stock, services rendered,
net of transfer agent and legal fees	500	424,500	-	425,000

Vested employee stock options	-	64,805	-	64,805

Vested non-employee stock options	-	4,780	-	4,780

Issuance of common stock, exercise of employee
options, net of transfer agent and legal fees	174	60,440	-	60,614

Issuance of warrants,
non-convertible debentures	-	577,400	-	577,400

Net loss for the Six months ended
December 31, 2006	-	-	(1,356,636)	(1,356,636)

Balance at December 31, 2006	$19,836	$5,145,627	$(5,317,799)	$(152,336)

The accompanying notes are an integral part of these financial statements.

THEATER XTREME ENTERTAINMENT GROUP, INC.
STATEMENTS OF CASH FLOWS
SIX MONTHS ENDED DECEMBER 31
(UNAUDITED)

	2006	2005
Cash flows from operating activities:
Net Loss	$(1,356,636)	$(1,011,706)
Adjustments to reconcile net loss to
net cash used in operating activities:
Depreciation	74,643	50,390
Issuance of common stock for services	-	283,500
Issuance of common stock, purchase of assets	40,000	-
Increase in allowance for doubtful accounts	25,000	-
Employee stock option vesting for compensation	64,805	-
Non-employee stock option vesting for services	4,780	-
Amortization of deferred charges	223,465
Decrease (Increase) in assets
Accounts receivable	(189,382)	(6,443)
Inventory	(1,830)	(64,544)
Prepaid expenses	(52,377)	815
Other current assets	(96,037)	-
Increase (Decrease) in liabilities
Accounts payable and accrued expenses	(68,357)	221,490
Payroll liabilities	51,225	1,805
Due to officer	-	(243)
Deferred franchise fees	30,000	204,000
Deferred sales	236,599	158,583
Net cash used in operating activities	(1,014,102)	(162,353)

Cash flows from investing activities:
Deposits on stores and corporate facilities	(28,234)	-
Purchase of property and equipment	(30,362)	(167,652)
Net cash used in investing activities	(58,596)	(167,652)

Cash flows from financing activities:
Repayment of notes payable	(150,775)	-
Proceeds from non-convertible debentures	1,500,000	-
Proceeds from convertible notes payable	-	22,650
Proceeds from issuance of common stock	60,614	487,473
Net cash provided by financing activities	1,409,839	510,123

Net decrease in cash	337,141	180,118
Cash and equivalents, beginning of period	466,481	112,874

Cash and equivalents, end of period	$803,622	$292,992

Supplemental disclosure:
Cash paid for interest	$25,128	$2,617

Supplemental disclosure of non-cash
investing and financing activites:
Liabilities assumed as part of acquisition of property	$2,598	$-

Liabilities assumed as part of merger	$-	$13,026

Acquisition of property and equipment
by issuance of notes payable	$210,608	$36,530
Prepaid consulting services
by issuance of common stock	$425,000	$-
Deferred financing charges
by issuance of warrants	$577,400	$-

The accompanying notes are an integral part of these financial statements.

THEATER XTREME ENTERTAINMENT GROUP, INC.
NOTES TO FINANCIAL STATEMENTS
(UNAUDITED)

Note 1: Nature of Operations and Significant Accounting Policies

Basis of Presentations. The accompanying unaudited financial statements have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information and with the instructions for Form 10-QSB and Item 310(b) of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and six months ending December 31, 2006 are not necessarily indicative of the results that may be expected for the year ending June 30, 2007. The unaudited financial statements should be read in conjunction with the financial statements and footnotes thereto included in the Company’s Annual Report on Form 10-KSB for the fiscal year ended June 30, 2006.

Nature of operation. Theater Xtreme Entertainment Group, Inc. (the “Company”), a Florida corporation, is a retail store and franchise marketing company engaged in retail sales and distribution through the operation of its home cinema design centers, the sale of franchise stores and wholesale product distribution to franchisees. The Company opened its first Company retail store, “design center,” in September 2003 in Newark, Delaware. In August 2004, the Company opened a second Company-owned design center in Wilmington, Delaware, a third in Bel-Air, Maryland in September 2005 and in July, 2006 acquired the business and assets of a fourth, in Leesport, Pennsylvania, from one of its former franchisees. The Company has sold twenty-two franchises, seven of which are open and operating as franchises and one now operating as a Company-owned store. The Company has designed and created large-format home theater entertainment systems offering new technology at prices affordable to many families. The Company expects to offer franchise licenses nationwide as well as open additional Company-owned stores in the Mid-Atlantic region.

Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Revenue Recognition. Retail sales include all sales from Company-owned design centers. The following is a summary of earned revenues for the periods indicated:

	Three Months ended December 31		Six Months ended December 31
	2006	2005	2006	2005
Retail sales	$1,305,897	$884,161	$2,568,461	$1,808,963
Wholesale sales	331,233	61,052	493,253	128,076
Franchise licenses and royalties	65,059	37,914	103,003	66,941
Total revenues	$1,702,189	$983,127	$3,164,717	$2,003,980

Retail sales represent the sale and installation of home theater equipment to end users. In accordance with the SEC’s Staff Accounting Bulletin No. 104 (SAB 104) “Revenue Recognition,” the Company recognizes revenue when persuasive evidence of a customer arrangement exists or acceptance occurs, receipt of goods by customer occurs, the price is fixed or determinable, and the sales revenues are considered collectible. Revenue is recognized on such sales when the equipment is delivered and the installation is substantially completed. Generally, these events occur on the same date. Revenues are recognized pro rata on larger, more complex systems where installation occurs over a period of time.

Customer deposits on orders that are not completed are shown as deferred sales. Also included in deferred sales is an amount that represents the unexpired (unearned) portions of paid customer extended service contracts. In addition, the Company has deferred revenues from the sales of franchise licenses. Such revenues will be recognized when the related franchise design center opens for business, as that is when the Company has substantially completed its obligations to these franchisees.

The following is a summary of amounts included in deferred sales at December 31, 2006 and June 30, 2006:

	December 31, 2006	June 30, 2006
Deferred retail sales	$890,877	$656,130
Unearned service contract revenue	25,428	23,576
Total deferred sales	$916,305	$679,706

Net new sales orders were $1,544,875 and $2,805,060 for the three and six months ended December 31, 2006, respectively.

Loss Per Share. The Company follows SFAS 128, “Earnings Per Share,” resulting in the presentation of basic and diluted earnings (loss) per share. For the three and six months ended December 31, 2006 and 2005, the basic and diluted loss per share are the same, because the assumed conversion of stock equivalents would be antidilutive as the Company experienced a net loss for these periods.

Income Taxes. The Company accounts for income taxes under SFAS No. 109, “Accounting for Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for temporary differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

Advertising Costs. Advertising and sales promotion costs are expensed as incurred. Advertising and promotional expense totaled $113,834 and $101,420 for the three months ended December 31, 2006 and 2005, respectively, and $287,616 and $225,240 for the six months ended December 31, 2006 and 2005, respectively.

Stock-Based Compensation. In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard SFAS No. 123 (revised 2004), Share-Based Payment (“SFAS No. 123(R)”). SFAS No. 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and amends SFAS No. 95, Statement of Cash Flows. Generally, the approach in SFAS No. 123(R) is similar to the approach described in SFAS No. 123. However, SFAS No. 123(R) requires share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values at the date of grant. Pro forma disclosure is no longer an alternative.

On January 1, 2006, the Company adopted SFAS No. 123(R) using the modified prospective method as permitted under SFAS No. 123(R). Under this transition method, beginning with the first calendar quarter of 2006, recognized compensation costs includes compensation cost for all non-forfeited share-based payments granted, based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123(R), and without regard to vesting. In accordance with the modified prospective method of adoption, the Company’s results of operations and financial position for the three and six months ended December 31, 2005 have not been restated.

As a result of the adoption of SFAS No. 123(R), the Company’s net income was approximately $69,585 and $34,541 lower during the three and six months ended December 31, 2006, respectively, as a result of stock-based compensation expense. These amounts include $4,780 and $2,390 for the three and six months ended December 31, 2006, respectively, recognized on behalf of outside Directors. As of December 31, 2006, there was $333,221 of unrecognized compensation expense and $43,610 of unrecognized expenses for services related to non-vested market-based option share awards that are expected to be recognized through June 30, 2011.

Accordingly, no compensation cost was recognized for stock options issued during any period prior to January 1, 2006. Had compensation cost for the Company’s issuance of vested stock options been determined based on the fair value at grant dates for options consistent with the method of SFAS No. 123(R), the Company’s net loss and net loss per common share for the three and six months ended December 31, 2005 would have been modified to the pro forma amounts indicated below. The Company uses the Black-Scholes option pricing model to calculate the grant date fair value of an award, with the following assumptions: no dividend yield, expected volatility, risk-free interest rate of from between 3.0% to 5.25% and expected option life of ten years.

Results for the three and six months ended December 31, 2005:

Net loss:	Three months ended December 31, 2005	Six months ended December 31, 2005
As reported	$(741,729)	$(1,011,706)
Pro forma	$(760,849)	$(1,030,826)

Net loss per share:
As reported	$(0.04)	$(0.06)
Pro forma	$(0.04)	$(0.06)

Recently Issued Accounting Pronouncements. In June 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes. FIN 48 prescribes detailed guidance for the financial statement recognition, measurement and disclosure of uncertain tax positions recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. Tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized upon the adoption of FIN 48 and in subsequent periods. FIN 48 will be effective for fiscal years beginning after December 15, 2006 (the Company’s fiscal year 2008) and the provisions of FIN 48 will be applied to all tax positions under Statement No. 109 upon initial adoption. The cumulative effect of applying the provisions of this interpretation will be reported as an adjustment to the opening balance of retained earnings for that fiscal year. The Company is currently evaluating the potential impact of FIN 48 on its consolidated financial statements.

In September 2006, the SEC issued Staff Accounting Bulletin No. 108 (“SAB No. 108”). SAB No. 108 addresses the process and diversity in practice of quantifying financial statement misstatements resulting in the potential build up of improper amounts on the balance sheet. The Company will be required to adopt the provisions of SAB No.108 in its fiscal year 2008. The Company currently does not believe that the adoption of SAB No. 108 will have a material impact on its consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, (“SFAS No. 157”). SFAS No. 157 establishes a framework for measuring fair value and expands disclosures about fair value measurements. The changes to current practice resulting from the application of this Statement relate to the definition of fair value, the methods used to measure fair value, and the expanded disclosures about fair value measurements. The Statement is effective for fiscal years beginning after November 15, 2007 (the Company’s fiscal year 2009) and interim periods within those fiscal years. The Company does not believe that the adoption of the provisions of SFAS No. 157 will materially impact its financial position and results of operations.

Note 2: Notes Payable

On July 1, 2006, the Company purchased the assets and business of its former franchisee, Theaters 4 U LLC, located in Leesport, Pennsylvania for a total consideration of $193,307. In consideration for the purchased assets, the Company paid $10,000 cash, issued 40,000 shares of the Company’s common stock valued at $1.00 per share, or $40,000, assumed liabilities of $2,598 and issued a promissory note of $140,709. The Company satisfied and retired this obligation on December 31, 2006.

During the six months ended December 31, 2006, the Company issued 400,000 warrants to purchase the Company’s stock at an exercise price of $1.00 and 560,000 warrants to purchase the Company’s common stock at an exercise price of $1.10, as more fully described in the paragraphs below.

On October 23, 2006, the Company entered into a Securities Purchase Agreement with two accredited investors (the “October Investors”) for the purchase of (i) $500,000 in non-convertible 10% debentures (the “October Debentures”) and (ii) warrants (the “October Warrants”) to purchase 400,000 shares of the Company’s common stock (the “October Financing”). The October Financing provided the Company with aggregate sales proceeds of $500,000. The Company anticipates that the proceeds of the October Financing net of transaction expenses will be used for general corporate purposes. The October Debentures mature on the earlier of November 13, 2007 and the date that the Company shall have received net proceeds from debt and/or equity financings of at least $2,000,000. The October Debentures bear interest at 10% per annum. The October Warrants have an exercise price of $1.00 per share representing the fair value as of October 23, 2006. The Company has valued the October Warrants at $287,500 and will amortize this amount as additional financing costs over the time of the October Debenture. The Company used the Black-Scholes model to calculate the fair value of the warrants, with the following assumptions: no dividend yield, 45% volatility, risk-free interest rate of 4.8% and expected warrant life of five years. The October Warrants are subject to a full ratchet price protection for their five-year life. The Company and the October Investors also entered into a Registration Rights Agreement pursuant to which the Company registered the common stock underlying the October Warrants. Each officer and director of the Company also entered into a 90-day lock-up agreement with the Investors pursuant to which they agreed not to sell, offer to sell, contract to sell, agree to sell, hypothecate, pledge, grant any option for sale or purchase or otherwise dispose of Company common stock or common stock equivalents. The Financing was made in reliance on an exemption from securities registration afforded by the provisions of Section 4(2) of the Securities Act of 1933.

Between November 15, 2006 and November 22, 2006, the Company executed and delivered debentures to three accredited investors (the “November Investors”) in the aggregate face amount of $300,000 (the “November Debentures”), the proceeds, net of transaction expenses, to be used for general corporate purposes. The November Debentures mature on November 30, 2007 and may be prepaid at any time in whole or in part upon payment of a fee equal to five percent (5%) of the amount of principal repayment. The November Debentures bear interest at 15% per annum. The November Debentures were sold to the Investors in reliance on an exemption from securities registration afforded by the provisions of Section 4(2) of the Securities Act of 1933.

On December 22, 2006, the Company entered into a Securities Purchase Agreement with Kinzer Technology, LLC. (the “December Investor”) for the purchase of (i) a $700,000 non-convertible 10% debenture (the “December Debenture”) and (ii) warrants (the “December Warrants”) to purchase up to 560,000 shares of the Company’s common stock (the “December Financing”). The December Financing provided Company with aggregate proceeds of $700,000. The proceeds of the December Financing, net of transaction expenses, will be used for general corporate purposes. The December Debenture matures on the earlier of November 15, 2007 and the date that the Company shall have received net proceeds from debt and/or equity financings of at least $1,500,000. The December Debenture bears interest at 10% per annum. The December Warrants have an exercise price of $1.10 per share, representing the fair value as of December 22, 2006. The Company has valued the December Warrants at $289,900 and will amortize this amount as additional financing costs over the time of the December Debenture. The Company used the Black-Scholes model to calculate the fair value of the warrants, with the following assumptions: no dividend yield, 45% volatility, risk-free interest rate of 4.6% and expected warrant life of five years. The December Warrants are subject to a full ratchet price protection for the five-year life of the Warrants. The December Financing was made in reliance on an exemption from securities registration afforded by the provisions of Section 4(2) of the Securities Act of 1933.

Note 3: Common Stock

During the six months ended December 31, 2006, the Company issued 40,000 of its common shares at $ 1.00 per share for the purchase of certain assets pursuant to an asset purchase agreement dated July 1, 2006. See Note 2.

During the six months December 31, 2006, the Company issued 500,000 of its common shares at $ 0.85 per share for services rendered, which shall be amortized over a twelve month period, through August, 2007.

Note 4: Stock Option Plan

In April, 2005, shareholders holding a majority of the shares of the Company’s common stock approved the adoption of the Company’s 2005 Stock Option Plan (the “Plan”). The Plan is designed to help the Company attract, motivate and retain high quality employees necessary to execute the Company’s business plans successfully. On December 21, 2005 shareholders holding a majority of the shares of the Company’s common stock approved an increase in the number of common shares allocated to the Plan to 2,000,000, up from 1,400,000 shares. Participation in the Plan is limited to employees and Directors.

At June 30, 2006, under the 2005 Stock Option Plan, there were outstanding stock options to purchase 1,590,000 shares of the Company’s common stock. During the six months ended December 31, 2006, the Company granted stock options at an exercise price of $1.04 per share for 20,900 shares, in the aggregate, of the Company’s common stock to nine employees and granted an aggregate of 30,000 stock options at an exercise price of $1.12 to its three outside directors.

During the six months ended December 31, 2006, stock options to purchase 67,500 shares of the Company’s stock were forfeited due to termination of employment and stock options to purchase 173,833 shares of the Company’s common stock were exercised at an aggregate exercise price of $0.35 per share.

Accordingly, at December 31, 2006, there were 1,399,567 stock options outstanding under the 2005 Stock Option Plan.

A summary of stock option transactions for the six months ended December 31, 2006 is as follows:

	Incentive Stock Options			Non-Qualified Stock Options
			Exercise Price	All Non-		Exercise Price
	All ISO	Vested	Per Common	Qualified	Vested	Per Common
	Shares	Shares	Share	Shares	Shares	Share

Balance, June 30, 2006	1,440,000	268,750	$0.35 to $1.00	150,000	37,500	$0.35

Granted / vested during the period	20,900	169,166	$1.04	30,000	-	$1.12

Exercised during the period	(173,833)	(173,833)	$0.35	-	-	xx

Cancelled / forfeit during the period	(67,500)	-	$0.35 to $1.00	-	-	xx

Balance, December 31, 2006	1,219,567	264,083	$0.35 to $1.04	180,000	37,500	$0.35 to $1.12

Note 5: Income Taxes

Deferred income taxes reflect the net effect of an operating loss carryforward and temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the corresponding amounts used for income tax purposes.

The components of the deferred assets are as follows at December 31, 2006 and June 30, 2006:

	December 31, 2006	June 30 2006
Net operating loss tax benefit	$2,039,000	$1,539,000
Non-deductible options and warrants	80,000	24,000
Allowance for bad debt	30,000	8,000
Less valuation allowance	(2,149,000)	(1,571,000)

	$0	$0

A valuation allowance was required because the ultimate realization of deferred tax assets is dependent upon future taxable income and management believes that it is more likely than not that the deferred tax asset will not be realized through future taxable income. There is no income tax benefit for the losses for the six months ended December 31, 2006 and December 31, 2005, because management has determined that the realization of the net deferred tax asset is not assured and has created a valuation allowance for the entire amount of such benefits.

At June 30, 2006, the Company had a net operating loss carryforward for Federal and state income tax purposes of approximately $3,837,000 which, if not used, will expire in the fiscal year ending June 30, 2027.

Note 6: Subsequent Events

In January, 2007, the Company granted warrants to purchase 40,000 shares of the Company’s common stock at an exercise price of $1.00 to a consultant in consideration for services rendered.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Theater Xtreme Entertainment Group, Inc.
Newark, Delaware

We have audited the balance sheets of Theater Xtreme Entertainment Group, Inc. as of June 30, 2006 and 2005, and the related statements of operations, stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Theater Xtreme Entertainment Group, Inc. as of June 30, 2006 and 2005, and the results of its operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

/s/ MORISON COGEN LLP

Bala Cynwyd, Pennsylvania
September 26, 2006,
except for Note 2 and
Note 10 for which the
date is
October 13, 2006.

THEATER XTREME ENTERTAINMENT GROUP, INC.
BALANCE SHEETS
JUNE 30, 2006 AND 2005

	2006	2005
Assets

Current Assets:
Cash and equivalents	$466,481	$112,874
Accounts receivable, net of allowance of $25,000 and $4,851	139,893	22,797
Inventory	629,056	460,111
Prepaid expenses	132,679	123,444
Other Current Assets	15,441	-
Total current assets	1,383,550	719,226

Property and Equipment, net	357,434	267,700

Other Assets:
Deposits	20,720	20,720

	$1,761,704	$1,007,646

Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts payable and accrued expenses	$646,290	$323,132
Payroll tax liabilities	58,715	31,769
Current portion of notes payable	19,129	12,010
Due to officer	-	243
Deferred franchise fees	279,000	72,500
Deferred sales	679,706	496,362
Total current liabilities	1,682,840	936,016

Long-term Liabilities
Notes payable, net of current portion	47,163	40,164
Total long-term liabilities	47,163	40,164
Total liabilities	1,730,003	976,630

Stockholders’ Equity:
Preferred stock, no par value, 5,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $.001 par, 50 million shares authorized; 19,122,342 and 16,291,814 shares issued and outstanding	19,122	16,292
Additional paid in capital	3,973,742	1,843,157
Accumulated deficit	(3,961,163)	(1,828,433)
Total stockholders’ equity	31,701	31,016
	$1,761,704	$1,007,646
45.

The accompanying notes are an integral part of these financial statements.

THEATER XTREME ENTERTAINMENT GROUP, INC.
STATEMENTS OF OPERATIONS
YEARS ENDED JUNE 30, 2006 AND 2005

	2006	2005

Revenues	$4,619,142	$2,822,871

Cost of revenues	2,726,383	1,710,596
Occupancy expenses	326,159	206,053
Selling, general and administrative expenses	3,693,829	2,409,016
	6,746,371	4,325,665

Loss from operations	(2,127,229)	(1,502,794)

Loss on disposal of assets	(2,173)	-
Interest income	1,797	464
Interest expense	(5,125)	(30,355)

Net loss	$(2,132,730)	$(1,532,685)

Basic and diluted:
Loss per common share	$(0.12)	$(0.12)

Weighted average shares	17,671,587	12,358,814

The accompanying notes are an integral part of these financial statements.

THEATER XTREME ENTERTAINMENT GROUP, INC.
STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
YEARS ENDED JUNE 30, 2006 AND 2005

	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity(Deficit)
Balance at June 30, 2004	9,775	240,225	(295,748)	(45,748)
Conversion of notes payable	3,348	970,214	-	973,562
Issuance of common stock for services	1,462	510,308	-	511,770
Issuance of common stock at merger	1,250	(1,250)	-	-
Liabilities assumed upon merger	-	(13,026)	-	(13,026)
Issuance of common stock, private placement	457	136,686	-	137,143
Net loss for the year ended June 30, 2005	-	-	(1,532,685)	(1,532,685)
Balance at June 30, 2005	$16,292	$1,843,157	$(1,828,433)	$31,016
Issuance of common stock, private placement	2,500	1,470,191	-	1,472,691
Redemption of Founder Stock	(800)	800	-	-
Issuance of common stock for services	1,130	602,370	-	603,500
Vested Employee Stock Options	-	46,073	-	46,073
Vested Non-Employee Stock Options	-	11,151	-	11,151
Net loss for the year ended June 30, 2006	-	-	(2,132,730)	(2,132,730)
Balance at June 30, 2006	$19,122	$3,973,742	$(3,961,163)	$31,701

The accompanying notes are an integral part of these financial statements.

THEATER XTREME ENTERTAINMENT GROUP, INC.
STATEMENTS OF CASH FLOWS
YEARS ENDED JUNE 30, 2006 AND 2005

	2006	2005
Cash flows from operating activities:
Net Loss	$(2,132,730)	$(1,532,685)
Adjustments to reconcile net loss to
net cash used in operating activities:
Loss on disposal of fixed assets	2,173
Depreciation	98,948	52,405
Issuance of common stock for services	603,500	511,770
increase in allowance for doubtful accounts	20,149	4,851
Employee stock option vesting for compensation	46,073	-
Non-employee stock option vesting for services	11,151	-
Increase in assets
Accounts receivable	(137,245)	(20,587)
Inventory	(168,945)	(279,798)
Prepaid expenses	(9,235)	(123,444)
Other current assets	(15,441)	-
Increase (decrease) in liabilities
Accounts payable and accrued expenses	323,158	182,281
Payroll tax liabilities	26,946	20,553
Due to officer	(243)	(5,866)
Deferred franchise fees	206,500	72,500
Deferred sales	183,344	351,499
Net cash used in operating activities	(941,897)	(766,521)

Cash flows from investing activities:
Deposits on stores and corporate facility	-	(14,960)
Purchase of property and equipment	(160,325)	(127,370)
Net cash used in investing activities	(160,325)	(142,330)

Cash flows from financing activities:
Repayment of notes payable	(16,862)	(10,000)
Proceeds from convertible note payable	-	773,562
Proceeds from financing lease	-	1,792
Proceeds from issuance of common stock	1,472,691	137,143
Net cash provided by financing activities	1,455,829	902,497

Net increase (decrease) in cash	353,607	(6,354)
Cash and equivalents, beginning of year	112,874	119,228

Cash and equivalents, end of year	$466,481	$112,874

Supplemental disclosure:
Cash paid during the year for interest	$5,125	$16,803

Supplemental disclosure of non-cash
investing and financing activates:
Conversion of notes payable to common stock	$-	$973,562
Liabilities assumed as part of merger	$-	$13,026
Acquisition of property and equipment
by issuance of notes payable	$30,530	$26,596

The accompanying notes are an integral part of these financial statements

THEATER XTREME ENTERTAINMENT GROUP, INC.
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2006 AND 2005
Note 1: Nature of Operations and Significant Accounting Policies

Nature of operations. Theater Xtreme Entertainment Group, Inc. (the “Company”), a Florida corporation, is a retail store and franchise marketing company engaged in retail sales and distribution through the operation of Company-owned home cinema design centers, the sale of franchise licenses and wholesale product distribution to franchisees. The Company opened its first Company retail store or design center on September 1, 2003 in Newark, Delaware. In August 2004 the Company opened a second Company owned design center in Wilmington, Delaware. A third Company owned design center opened in Bel Air, Maryland in September 2005. The Company sold four franchises through June 30, 2005 and an additional fourteen through June 30, 2006 bringing the total number of franchises sold through June 30, 2006 to eighteen. The first franchise design center opened in May, 2005 in East Longmeadow, Massachusetts. During the past fiscal year an additional five franchise stores opened. The Company expects to offer franchise licenses nationwide.

Merger. On February 11, 2005 the Company acquired BF Acquisition Group II, Inc., a Florida corporation. Under the terms of the merger agreement, each stockholder of Theater Xtreme, Inc. received 4.60 shares of voting common stock of BF Acquisition Group II, Inc. for each share of Theater Xtreme, Inc. common stock held by such stockholder, totaling 9,775,000 shares. The stockholders’ equity at June 30, 2004 has been retroactively restated for the equivalent number of shares received in the reverse acquisition. Following the merger, the Company changed its name to Theater Xtreme Entertainment Group, Inc. Under accounting principles generally accepted in the United States, the share exchange is considered to be a capital transaction in substance, rather than a business combination. That is, the share exchange is equivalent to the issuance of stock by Theater Xtreme Entertainment Group, Inc. for the net monetary assets of BF Acquisition Group II, Inc., accompanied by a recapitalization, and is accounted for as a change in capital structure. Accordingly, the accounting for the share exchange will be identical to that resulting from a reverse acquisition, except no goodwill will be recorded. Under reverse takeover accounting, the post reverse acquisition comparative historical financial statements of the legal acquirer, BF Acquisition Group II, Inc., are those of the legal acquiree which are considered to be the accounting acquirer, Theater Xtreme Entertainment Group, Inc.

Industry Risks. The Company participates in a highly volatile industry that is characterized by rapid technological change, intense competitive pressure, and cyclical market patterns. The Company’s results of operations will be affected by a wide variety of factors, including general economic conditions, decreases in average selling prices over the life of any particular product, the timing of new product introductions (by the Company, its competitors, and others), the ability to acquire sufficient quantities of a given product in a timely manner, the timely implementation of new technologies, the ability to safeguard intellectual property from competitors, and the effect of new technologies resulting in rapid escalation of demand for some products in the face of equally steep decline in demand for others. Based on the factors noted

THEATER XTREME ENTERTAINMENT GROUP, INC
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2006 AND 2005

herein, the Company may experience substantial period-to-period fluctuations in future operating results.

Comprehensive Income. The Company follows the Statement of Financial Accounting Standard (“SFAS”) No. 130, “Reporting Comprehensive Income.” Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of certain financial information that historically has not been recognized in the calculation of net income. Since the Company has no items of other comprehensive income, comprehensive income (loss) is equal to net income (loss).

Fair Value of Financial Instruments. The Company’s financial statements consist of cash and cash equivalents, accounts receivable, payables, accrued expenses and deposits. The carrying values of these items approximate fair value because of their short maturities. The carrying value of notes payable also approximate fair value because the interest rates of these notes approximates current market interest rates.

Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Cash Equivalents. The Company considers all short-term securities purchased with a maturity of three months or less to be cash equivalents.

Concentration of Credit Risk. Certain financial instruments potentially subject the Company to a concentration of credit risk. These financial instruments consist primarily of cash and trade accounts receivable. The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. Accounts are guaranteed by the Federal Deposit Insurance Corporation (FDIC) up to $100,000. At June 30, 2006 the Company had approximately $219,756 in excess of FDIC insured limits. The Company has not experienced any losses in such accounts. Concentration of credit risk with respect to accounts receivable are limited due to the Company’s short payment terms and restrictive customer credit limits.

Accounts Receivable. The Company generally seeks full payment for its retail products and services prior to delivery and installation and does not normally sell its products and services to retail customers on an open credit basis. From time to time, however, certain exceptions or accommodations are made for creditworthy retail customers. For wholesale sales to franchisees, the Company does, from time to time, extend limited credit terms to creditworthy franchisees. Management closely monitors outstanding accounts receivable and charges off to expense any balances that are determined to be uncollectible or establishes an allowance for doubtful accounts. As of June 30, 2006 and 2005, the allowances for doubtful accounts were $25,000 and $4,851, respectively. Bad debt expense for the year ended June 30, 2006 was $20,719.

THEATER XTREME ENTERTAINMENT GROUP, INC
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2006 AND 2005

Inventory. The Company’s inventory is stated at the lower of cost (first-in, first-out) or market (net realizable value), and consists of the following at June 30:

	2006	2005

Equipment and furniture products	$316,187	$256,547
Cable and supplies	16,861	9,283
Retail displays	266,694	194,281
Product in transit	29,314	-
	$629,056	$460,111

Depreciation and Fixed Assets. The cost of property and equipment is depreciated over the estimated useful lives of the assets. Leasehold improvements are amortized over the lesser of the length of the related leases or the estimated useful lives of the assets. Depreciation is computed using the straight-line method. The estimated useful lives are as follows:

Computer equipment	3 years
Office equipment	5 years
Office furniture	7 years
Vehicles	5 years
Leasehold improvements	3 to 7 years

Long-lived Assets. The Company follows SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets.” Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable. When required, impairment losses on assets to be held and used are recognized based on the excess of the asset’s carrying amount. Fair value of the asset and long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell. The Company is not aware of any events or circumstances that indicate the existence of an impairment that would be material to the Company’s annual financial statements.

Revenue Recognition. Retail sales include all sales from Company-owned design centers. The following is a summary of earned revenues at June 30:

	2006	2005

Retail sales	$3,963,441	$2,751,780
Wholesale sales	467,518	44,021
Franchise licenses and royalties	188,183	22,070
Total revenues	$4,619,142	$2,822,871

Retail sales represent the sale and installation of home-theater equipment. In accordance with the SEC’s Staff Accounting Bulletin No. 104 (SAB 104) “Revenue Recognition,” the Company recognizes revenue when persuasive evidence of a customer arrangement exists or acceptance occurs, receipt of goods by customer occurs, the price is fixed or determinable, and the sales revenues are considered collectible. Revenue is recognized on such sales when the equipment is delivered and the installation is substantially completed. Generally these events occur on the

THEATER XTREME ENTERTAINMENT GROUP, INC
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2006 AND 2005

same date. Revenues are recognized pro rata on larger, more complex systems where installation occurs over a period of time.

Customer deposits on orders which are not completed are shown as deferred revenue. Included in deferred sales is an amount which represents the unexpired portions of extended service contracts. In addition, the Company has deferred revenues from the sales of franchise licenses. Such revenues will be recognized when the related franchise design center opens for business, as that is when the Company has substantially completed its initial obligations to the franchisee. The following is a summary of orders and retail sales for the years ended June 30:

	2006	2005

Customer orders	$4,528,175	$3,257,602
Increase in unfinished orders	(564,734)	(505,822)
Recognized retail sales	$3,963,441	$2,751,780

The following amounts are included in deferred sales at June 30:

Deferred retail sales	$656,130	$460,877
Deferred service contracts	23,576	35,485
Customer deposits, deferred retail sales	679,706	496,362
Deferred franchise licenses	279,000	72,500
Total deferred sales	$958,706	$568,862

Loss Per Share. The Company follows SFAS No. 128, “Earnings Per Share,” resulting in the presentation of basic and diluted earnings (loss) per share. The basic loss per share calculations include the change in capital structure which resulted from the merger for all periods presented. For the years ended June 30, 2006 and 2005, the basic and diluted loss per share are the same, because the assumed conversion of the common stock equivalents would be anti-dilutive as the Company experienced net losses for these periods.

Income Taxes. The Company accounts for income taxes under SFAS No. 109, “Accounting for Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for temporary differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

Shipping and Handling Fees and Costs. The Company classifies shipping and handling costs as part of selling and administration expenses. Shipping and handling costs were $38,438 and $15,661 for the years ended June 30, 2006 and 2005.

THEATER XTREME ENTERTAINMENT GROUP, INC
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2006 AND 2005

Advertising Costs. Advertising and sales promotion costs are expensed as incurred. Advertising and promotion expense, excluding investor relations expenses, totaled $477,141 and $433,935 for the years ended June 30, 2006 and 2005.

Investor Relations Costs. Investor relations services and promotional costs are expensed as incurred. Investor relations expenses, including investor relations promotional costs, totaled $280,000 and $210,000 for the years ended June 30, 2006 and 2005.

Store Opening Costs. Store opening costs and other start-up costs are expensed as incurred.

Stock Based Compensation. In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard SFAS No. 123 (revised 2004), Share-Based Payment (“SFAS No. 123(R)”). SFAS No. 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and amends SFAS No. 95, Statement of Cash Flows. Generally, the approach in SFAS No. 123(R) is similar to the approach described in SFAS No. 123. However, SFAS No. 123(R) requires share based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values at the date of grant. Pro forma disclosure is no longer an alternative.

On January 1, 2006, the Company adopted SFAS No. 123(R) using the modified prospective method as permitted under SFAS No. 123(R). Under this transition method, beginning with the first calendar quarter of 2006, recognized compensation costs includes compensation cost for all non-forfeited share-based payments granted prior to, and without regard to vesting, as of June 30, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123(R). In accordance with the modified prospective method of adoption, the Company’s results of operations and financial position for the year ended June 30, 2005 has not been restated.

As a result of the adoption of SFAS No. 123(R), during the year ended June 30, 2006, the Company’s net income was approximately $57,224 lower as a result of stock-based compensation expense, including $11,151 recognized on behalf of outside board members. As of June 30, 2006, there was $395,592 of unrecognized compensation expense and $27,087 of unrecognized expenses for services related to non-vested market-based option share awards that are expected to be recognized through June 30, 2010.

Accordingly, no compensation cost was recognized for its stock options issued during any period prior to January 1, 2006. Had compensation cost for the Company’s issuance of vested stock options been determined based on the fair value at grant dates for options consistent with the method of SFAS No. 123(R), the Company’s fiscal 2006 and 2005 net loss and net loss per common share would have been modified to the pro forma amounts indicated below. The Company uses the Black-Scholes option pricing model to calculate the grant-date fair value of an award, with the following assumptions: no dividend yield, expected volatility of 60%, risk-free interest rate of from between 3.0% to 5.25% and expected option life of ten years.

THEATER XTREME ENTERTAINMENT GROUP, INC
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2006 AND 2005

	For the Years ended June 30
	2006	2005
Net loss:
As reported	$(2,132,730)	$(1,532,685)
Pro forma	$(2,172,804)	$(1,556,795)

Net loss per share:
As reported	$(0.12)	$(0.12)
Pro forma	$(0.12)	$(0.13)

THEATER XTREME ENTERTAINMENT GROUP, INC
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2006 AND 2005

Note 2: Management’s Plans

To fund any continued losses, the Company, on August 23, 2006, began offering for sale, at a minimum price of $2.00 per Unit, 500,000 Units (each of which consisted of two shares of Company common stock and a warrant to purchase one share of Company common stock at an exercise price equal to one-half of the then applicable Unit price). Although no Units have been sold as of October 13, 2006, management expects that this issue will be fully subscribed. Management believes that the net proceeds of the offering will capitalize and sustain the Company sufficiently to allow for retail center growth and the continued development and improvement of the franchise program, the implementation of a marketing campaign, and distribution of the Company’s products for a certain period of time. The Company has reserved the right to offer the Units for a sale price greater than $2.00 per share as well as the right to increase the number of Units under the offering.

Future capital requirements and the adequacy of available funds will depend on numerous factors and risks, including, among other factors, the successful expansion and increase in the number of Company-owned retail design centers and the sale of Company franchises. Further, the Company’s results of operations and resulting capital requirements will be affected by a variety of additional factors and risks including, but not limited to, general economic conditions, decreases in average selling prices over the life of any particular product, new product and technology introductions and the ability to develop and maintain critical strategic supply and co-marketing relationships.

The Company has received expressions of interest from two institutional investors who propose to purchase at par an aggregate of $500,000 of Company debentures bearing interest at 10% per year and maturing in 13 months. If purchased, the debentures would be issued with warrants expiring in five years to purchase 400,000 shares of Company common stock at an exercise price of $1.00 per share. There is no assurance that the Company will succeed in closing the $500,000 transaction. However, the Company has received a commitment from Universal Capital Management, Inc. that, if the Company does not sell at least $250,000 of such debentures and warrants on or before October 31, 2006, then Universal would purchase, on or before November 30, 2006, at par $250,000 of such debentures which would be issued with warrants to purchase 200,000 shares of Company Common stock.

The Company believes that the proceeds from the securities described above along with diligent cash management will be sufficient for the Company to meet its obligations when they come due.

Note 3:  Reverse Merger

THEATER XTREME ENTERTAINMENT GROUP, INC
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2006 AND 2005

Effective February 11, 2005 Theater Xtreme Entertainment Group, Inc. completed its merger with BF Acquisition Group II, Inc., which was treated as a reverse acquisition. The following pro forma consolidated statement of operations assumes the merger was effective July 1, 2004.

For the year ending June 30, 2005:

Revenues	$2,822,871
Net Loss	$1,681,435
Basic and Diluted Loss Per Share	$(0.14)

Note 4:  Property and Equipment

Property and equipment consist of the following at June 30:

	2006	2005

Vehicles	$105,842	$69,312
Equipment and computers	77,686	63,265
Leasehold improvements	336,244	202,523
	519,772	335,100
Accumulated depreciation	(162,338)	(67,400)
	$357,434	$267,700

Depreciation expense was $98,948 and $52,405 for the years ended June 30, 2006 and 2005.

THEATER XTREME ENTERTAINMENT GROUP, INC.
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2006 AND 2005

Note 5: Long-term Liabilities and Notes Payable

Long-term debt consists of the following at June 30:

	2006	2005
Note Payable to bank, in monthly installments
of $402, including interest at 7.25%.
secured by vehicle, maturing
November 2008	$10,677	$14,307

Note Payable to bank, in monthly installments
of $349, including interest at 7.25%.
secured by vehicle, maturing
December 2008	9,546	12,863

Note Payable to bank, in monthly installments
of $539, including interest at 7.99%
secured by vehicle, maturing
December 2009	19,697	24,387

Note Payable to bank, in monthly installments
of $338, including interest at 5.99%.
secured by vehicle, maturing
July 2010	14,656	-

Note Payable to bank, in monthly installments
of $252, including interest at 5.99%.
secured by vehicle, maturing
July 2010	10,937	-

Capitalized lease with monthly payments of $34
and imputed interest at 8% and 10%
through July 2008	779	1,067
	66,292	52,624

Less current portion	(19,129)	(12,010)

Notes Payable, net of current portion	$47,163	$$40,614

THEATER XTREME ENTERTAINMENT GROUP, INC
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2006 AND 2005
Note 5: Long-term Liabilities and Notes Payable

Future maturities of long-term debt as of June 30, 2006 are as follows:

Year ending June 30, :
2006	$19,128
2007	20,147
2008	16,445
2009	9,984
2010	588
$66,292

The Company incurred interest costs of $5,125 and $30,355 for the years ended June 30, 2006 and 2005. Of these amounts $13,552 were paid by the issuance of common stock for the year ended June 30, 2005.

Note 6: Lease Commitments

The Company leases its corporate offices, warehouse and retail design centers for various terms under long-term, non-cancelable operating lease agreements. The leases expire at various dates through 2010 and provide for renewal options ranging from none to five years. In the normal course of business, it is expected that these leases will be renewed or replaced by leases on other properties. The leases provide for increases in future minimum annual rental payments based on either defined increases in the Consumer Price Index, subject to certain minimum increases, or certain non-indexed minimum increases. Also, the agreements generally require the Company to pay executory costs (real estate taxes, insurance, and repairs or allocated common area charges).

The company also has operating leases on vehicles and office equipment with monthly payments aggregating $1,522.

The following is a schedule by year of future minimum rental payments required under the operating lease agreements

Year ending June 30,
2007	$363,981
2008	410,339
2009	418,946
2010	372,933
2011	283,050
thereafter	34,468
$1,883,717

THEATER XTREME ENTERTAINMENT GROUP, INC
NOTES TO FINANCIAL STATEMENTS
JUNE 30.2006 AND 2005

Total minimum lease payments do not include executory costs, common area charges, or increases measured by consumer price or other index changes.

Rent expense charged to operations was $227,494 and $136,635 for the years ended June 30, 2006 and 2005

THEATER XTREME ENTERTAINMENT GROUP, INC.
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2006 AND 2005

Note 7: Stockholders’ Equity

Common Stock

In February 2005, the Company issued 675,000 shares for services valued at $236,250.

In December 2004, various shareholders converted $325,000 of promissory notes into 1,495,000 shares of the Company’s common stock. In June 2005, the remaining promissory notes and related interest amounting to $648,562 were converted into 1,853,035 shares of common stock.

In April 2005 the Company issued 787,200 shares of its common stock for services valued at $275,520.

On April 26,2005 the Company began offering up to 2,900,000 shares of its common stock at a purchase price of $0.35 per share. As of June 30, 2005, the Company issued 456,578 shares of its common stock for proceeds of $137,143, net of filing fees and related attorney fees in connection with this offering.

Between July 1, 2005 and November 17, 2005, the closing date of the April 26, 2005 offering, the Company increased the number of shares under its April 26, 2005 offering to 3,757,142 shares of its common stock at $0.35 per share and issued 1,447,528 shares of its common stock for proceeds of $487,473, net of filing fees and related attorney fees in connection with this offering. Shares of the Company’s common stock under the April 26, 2005 offering were issued in reliance upon exemptions from registration available under Rule 506 of Regulation D and Section 4(2) of the Securities act of 1933, as amended, and were “restricted securities.”

In November, 2005, the Company’s founder contributed 800,000 shares of the Company’s common stock to the Company pursuant to a Settlement Agreement. Also in November, 2005, the Company issued 810,000 shares of its common stock for services valued at $283,500.

In February, 2006, the Company issued 20,000 shares of its common stock for services valued at $20,000.

Between January 20, 2006 and June 8, 2006 the Company issued 1,053,000 of its common stock at a price of $1.00 per share pursuant to a stock offering which shares of the Company’s common stock were issued in reliance upon exemptions from registration available under Rule 506 of Regulation D and Section 4(2) of the Securities act of 1933, as amended, and were “restricted securities.” Proceeds of this offering, net of costs of the offering, amounted to approximately $985,218.

In June, 2006, the Company issued 300,000 shares of its common stock for services valued at $300,000.

THEATER XTREME ENTERTAINMENT GROUP, INC.
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2006 AND 2005

Note 8. Stock Option Plan

In April, 2005, stockholders holding a majority of the shares of the Company’s common stock approved the adoption of the Company’s 2005 Stock Option Plan (the “Plan”). The Plan is designed to help the Company attract, motivate and retain high quality employees necessary to execute the Company’s business plans successfully. On December 21, 2005 stockholders holding a majority of the shares of the Company’s common stock approved an increase in the number of common shares allocated to the Plan to 2,000,000, up from 1,400,000 shares. Participation in the Plan is limited to employees and outside Directors.

Pursuant to the terms of the Plan as amended, employees and outside directors were granted options to purchase shares of the Company’s common stock as follows: 850,000 option shares for the year ended June 30, 2006 and 890,000 option shares for the year ended June 30, 2005, aggregating 1,740,000 option shares. Of this aggregate, 150,000 option shares were forfeit during the year ended June 30, 2006 leaving a remaining exercisable balance of 1,590,000 option shares as of June 30, 2006. No shares were forfeit for the year ended June 30, 2005. The exercise prices per share of these options ranges from $0.35 to $1.00 and vesting is either 25% or 33% each year on the anniversary of grant date contingent upon employment or services as a member of the Board of Directors.

The Company uses the Black-Scholes option pricing model to calculate the grant-date fair value of an award, with the following assumptions: no dividend yield, expected volatility of 60%, risk-free interest rate of from between 3.0% to 5.25% and expected option life of ten years. The following table summarizes all stock option activity of the Company since July 1, 2004:

THEATER XTREME ENTERTAINMENT GROUP, INC.
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2006 AND 2005

	Incentive Stock Options			Non-Qualified Stock Options
	All ISO Shares	Vested (Exercisable) Shares	Exercise Price Per Common Share	All Non-Qualified Shares	Vested (Exercisable) Shares	Exercise Price Per Common Share

Balance, June 30, 2004	None	xx	xx	None	xx	xx
Granted / vested	740,000	57,500	$0.35	150,000	-	$0.35
Exercised	-	-	xx	-	-	xx
Cancelled / forfeit	-	-	xx	-	-	xx
Balance, June 30, 2005	740,000	57,500	$0.35	150,000	-	$0.35

Granted / vested	850,000	211,250	$0.35 to $1.00	-	37,500	$0.35
Exercised	-	-	xx	-	-	xx
Cancelled	(150,000)	-	xx	-	-	xx

Balance, June 30, 2006	1,440,000	268,750	$0.35 to $1.00	150,000	37,500	$0.35

THEATER XTREME ENTERTAINMENT GROUP, INC.
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2006 AND 2005
Note 9: Income Taxes

As discussed in Note 1, the Company uses the asset and liability method of accounting for income taxes in accordance with SFAS No. 109. The effective tax rates differ from the statutory rates primarily due to the amount and timing of and criteria for the deductibility of certain expenses reflected in the financial statements for reporting purposes versus expenses as may be reported in the Company’s income tax returns. Deferred income taxes reflect the net effect of an operating loss carry forward. The reconciliation of the statutory federal rate to the Company’s historical income tax expense (benefit) is as follows:

	2006		2005

Income tax benefit at US federal income tax rates		$725,000		$521,000
State benefits at statutory rates		188,000		31,000
Change in valuation allowance		(913,000)		(552,000)

Income tax benefit	$	None	$	None

Income tax benefit consists of the following:
Current tax benefit
Federal		None		None
State		None		None

Deferred tax benefit
Federal		$1,335,000		$567,000
State		236,000		91,000
Valuation Allowance		(1,571,000)		(658,000)
		$-		$-
The components of deferred assets are as follows:

Net Operating Loss Tax Benefit		$1,539,000		$658,000
Non-deductible options		24,000		-
Allowance for bad debt		8,000		-
Valuation Allowance		(1,571,000)		(658,000)
		$-		$-

THEATER XTREME ENTERTAINMENT GROUP, INC.
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2006 AND 2005

The valuation allowance for deferred assets as of June 30, 2006 and 2005 was $1,571,000 and $658,000. The change in the total valuation allowance for the years ended June 30, 2006 and 2005 was an increase of $913,000 and an increase of $552,000, respectively. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which the net operating losses and temporary differences become deductible. Management considered projected future taxable income and tax planning strategies in making this assessment. At June 30, 2006, the Company had net operating loss carry forwards for Federal and State income tax purposes of approximately $3,837,000, which were available to offset future taxable income, if any, and expire in various years through June 30, 2027. Based upon the limited operating history of the Company and losses incurred to date, management has fully reserved the deferred tax asset.

THEATER XTREME ENTERTAINMENT GROUP, INC.
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2006 AND 2005

Note 10: Subsequent Events

On July 1, 2006, the Company purchased the assets and business of its former franchisee, Theaters 4 U LLC, located in Leesport, Pennsylvania for a total consideration of $193,307. In consideration for the purchased assets, the Company will pay $10,000 cash, 40,000 shares of the Company’s common stock valued at $1.00 per share, or $40,000, assume liabilities of $2,598 and issue a promissory note of $140,709. The note expires December, 2006 with payments of $3,000 per month and a final balloon payment of $130,442, including interest at 7%.

On July 5, 2006, the Company entered into lease agreements for two additional design centers - one in Wilmington, Delaware and another in Lutherville, Maryland. Minimum future lease payments have been reflected in note 5, above, based on the Company’s estimated occupancy dates.

On August 23, 2006, the Company began offering for sale, at a price of $2.00 per Unit, 500,000 Units (each of which consisted of two (2) shares of Company common stock and a warrant to purchase one share of Company common stock at an exercise price equal to one-half of the then applicable Unit price). The Company has reserved the right to offer the Units for a sale price greater than $2.00 per unit as well as the right to increase the number of Units under the Offering.

The Company has received expressions of interest from two institutional investors who propose to purchase at par an aggregate of $500,000 of Company debentures bearing interest at 10% per year and maturing in 13 months. If purchased, the debentures would be issued with warrants expiring in five years to purchase 400,000 shares of Company common stock at an exercise price of $1.00 per share. There is no assurance that the Company will succeed in closing the $500,000 transaction. However, the Company has received a commitment from Universal Capital Management, Inc. that, if the Company does not sell at least $250,000 of such debentures and warrants on or before October 31, 2006, then Universal would purchase, on or before November 30, 2006, at par $250,000 of such debentures which would be issued with warrants to purchase 200,000 shares of Company Common stock.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Theater Xtreme Entertainment Group, Inc.
Newark, Delaware

We have audited the balance sheets of Theater Xtreme Entertainment Group, Inc. as of June 30, 2005 and 2004, and the related statements of operations, stockholders’ equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Theater Xtreme Entertainment Group, Inc. as of June 30, 2005 and 2004, and the results of its operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

/s/ COGEN SKLAR LLP

Bala Cynwyd, Pennsylvania
July 29, 2005

THEATER XTREME ENTERTAINMENT GROUP, INC.
BALANCE SHEETS
JUNE 30, 2005 AND 2004

	2005	2004
Assets

Current Assets:
Cash and equivalents	$112,874	$119,228
Accounts receivable, net of allowance of $ 4,851 and $-0-	22,797	7,061
Inventory	460,111	180,313
Prepaid expenses	123,444	-
Total current assets	719,226	306,602

Property and Equipment, net	267,700	166,139

Other Assets:
Deposits	20,720	5,760

	$1,007,646	$478,501

Liabilities and Stockholders' Equity (Deficit)

Current Liabilities:
Accounts payable and accrued expenses	$323,132	$127,825
Payroll tax liabilities	31,769	11,216
Current portion of notes payable	12,010	6,754
Due to officer	243	6,109
Deferred sales	568,862	144,863
Total current liabilities	936,016	296,767

Long-term Liabilities:
Notes payable, net of current portion	40,614	27,482
Convertible notes payable	-	200,000
Total long-term liabilities	40,614	227,482
Total liabilities	976,630	524,249

Stockholders' Equity (Deficit):
Preferred stock, no par value, 5,000,000 shares authorized,
no shares issued and outstanding	-	-
Common stock, $.001 par, 50 million shares authorized;
16,291,814 and 9,775,000 shares issued and outstanding	16,292	9,775
Additional paid in capital	1,843,157	240,225
Accumulated deficit	(1,828,433)	(295,748)
Total stockholders' equity (deficit)	31,016	(45,748)

	$1,007,646	$478,501

The accompanying notes are an integral part of these financial statements.

THEATER XTREME ENTERTAINMENT GROUP, INC.
STATEMENTS OF OPERATIONS
YEARS ENDED JUNE 30, 2005 AND 2004

	2005	2004

Revenues	$2,822,871	$933,669

Cost of revenues	1,710,596	606,157
Occupancy expenses	206,053	65,370
Selling, general and administrative expenses	2,409,016	554,247
	4,325,665	1,225,774

Loss from operations	(1,502,794)	(292,105)

Interest income	464	1,120
Interest expense	(30,355)	(4,763)

Net loss	$(1,532,685)	$(295,748)

Basic and diluted:
Loss per common share	$(0.12)	$(0.04)

Weighted average shares	12,358,814	7,996,439

The accompanying notes are an integral part of these financial statements.

THEATER XTREME ENTERTAINMENT GROUP, INC.
STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
YEARS ENDED JUNE 30, 2005 AND 2004

		Additional		Total
	Common	Paid-in	Accumulated	Stockholders'
	Stock	Capital	Deficit	Equity (Deficit)

Balance at July 1, 2003	$-	$-	$-	$-

Founder shares issued upon incorporation	1,875	(1,875)	-	-

Issuance of common stock	250	249,750	-	250,000

Retroactive recapitalization upon reverse
acquisition	7,650	(7,650)	-	-

Net loss for the year ended June 30, 2004	-	-	(295,748)	(295,748)

Balance at June 30, 2004	9,775	240,225	(295,748)	(45,748)

Conversion of notes payable	3,348	970,214	-	973,562

Issuance of common stock for services	1,462	510,308	-	511,770

Issuance of common stock at merger	1,250	(1,250)	-	-

Liabilities assumed upon merger	-	(13,026)	-	(13,026)

Issuance of common stock, private placement	457	136,686	-	137,143

Net loss for the year ended June 30, 2005	-	-	(1,532,685)	(1,532,685)

Balance at June 30, 2005	$16,292	$1,843,157	$(1,828,433)	$31,016

The accompanying notes are an integral part of these financial statements.

THEATER XTREME ENTERTAINMENT GROUP, INC.
STATEMENTS OF CASH FLOWS
YEARS ENDED JUNE 30, 2005 AND 2004

	2005	2004
Cash flows from operating activities:
Net Loss	$(1,532,685)	$(295,748)
Adjustments to reconcile net loss to
net cash used in operating activities:
Depreciation	52,405	14,995
Issuance of common stock for services	511,770	-
Allowance for doubtful accounts	4,851	-
Increase in assets
Accounts receivable	(20,587)	(7,061)
Inventory	(279,798)	(180,313)
Prepaid expenses	(123,444)	-
Increase (decrease) in liabilities
Accounts payable and accrued expenses	182,281	127,825
Payroll tax liabilities	20,553	11,216
Due to officer	(5,866)	6,109
Deferred sales	423,999	144,863
Net cash used in operating activities	(766,521)	(178,114)

Cash flows from investing activities:
Deposits on stores and corporate facility	(14,960)	(5,760)
Purchase of property and equipment	(127,370)	(143,418)
Net cash used in investing activities	(142,330)	(149,178)

Cash flows from financing activities:
Repayment of notes payable	(10,000)	(3,480)
Proceeds from convertible note payable	773,562	200,000
Proceeds from financing lease	1,792	-
Proceeds from issuance of common stock	137,143	250,000
Net cash provided by financing activities	902,497	446,520

Net increase (decrease) in cash	(6,354)	119,228
Cash and equivalents, beginning of year	119,228	-

Cash and equivalents, end of year	$112,874	$119,228

Supplemental disclosure:
Cash paid during the year for interest	$16,803	$3,096

Supplemental disclosure of non-cash
investing and financing activites:
Conversion of notes payable to common stock	$973,562	$-
Liabilities assumed as part of merger	$13,026	$-
Acquisition of property and equipment
by issuance of notes payable	$26,596	$37,716

The accompanying notes are an integral part of these financial statements.

THEATER XTREME ENTERTAINMENT GROUP, INC.
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2005 AND 2004

Note 1: Nature of Operations and Significant Accounting Policies

Nature of operations. Theater Xtreme Entertainment Group, Inc. (the “Company”), a Florida corporation, opened the first Company retail store or design center on September 1, 2003 in Newark, Delaware. The Company has designed and created large-format home theater entertainment systems, offering new, low cost technology at prices affordable to many families. In August 2004 the Company opened a second Company owned design center in Wilmington, Delaware. A third Company owned design center is scheduled to open in Bel Air, Maryland in September 2005. The Company has sold 4 franchise licenses through June 30, 2005. The first franchise design center opened in Springfield, Massachusetts in May 2005. Other franchise centers are schedule to open in Pennsylvania, Michigan and Idaho. The Company expects to offer franchise licenses nationwide.

Merger. On February 11, 2005 the Company acquired BF Acquisition Group II, Inc., a Florida corporation. Under the terms of the merger agreement, each stockholder of Theater Xtreme, Inc. received 4.60 shares of voting common stock of BF Acquisition Group II, Inc. for each share of Theater Xtreme, Inc. common stock held by such stockholder, totaling 9,775,000 shares. The stockholders’ equity at June 30, 2004 has been retroactively restated for the equivalent number of shares received in the reverse acquisition. Following the merger, the Company changed its name to Theater Xtreme Entertainment Group, Inc. Under accounting principles generally accepted in the United States, the share exchange is considered to be a capital transaction in substance, rather than a business combination. That is, the share exchange is equivalent to the issuance of stock by Theater Xtreme Entertainment Group, Inc. for the net monetary assets of BF Acquisition Group II, Inc., accompanied by a recapitalization, and is accounted for as a change in capital structure. Accordingly, the accounting for the share exchange will be identical to that resulting from a reverse acquisition, except no goodwill will be recorded. Under reverse takeover accounting, the post reverse acquisition comparative historical financial statements of the legal acquirer, BF Acquisition Group II, Inc., are those of the legal acquiree which are considered to be the accounting acquirer, Theater Xtreme Entertainment Group, Inc.

Industry Risks. The Company participates in a highly volatile industry that is characterized by rapid technological change, intense competitive pressure, and cyclical market patterns. The Company’s results of operations will be affected by a wide variety of factors, including general economic conditions, decreases in average selling prices over the life of any particular product, the timing of new product introductions (by the Company, its competitors, and others), the ability to acquire sufficient quantities of a given product in a timely manner, the timely implementation of new technologies, the ability to safeguard intellectual property from competitors, and the effect of new technologies resulting in rapid escalation of demand for some products in the face of equally steep decline in demand for others. Based on the factors noted herein, the Company may experience substantial period-to-period fluctuations in future operating results.

Comprehensive Income. The Company follows the Statement of Financial Accounting Standard (“SFAS”) No. 130, “Reporting Comprehensive Income.” Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of certain financial information that historically has not been recognized in the calculation of net income. Since the Company has no items of other comprehensive income, comprehensive income (loss) is equal to net income (loss).

Fair Value of Financial Instruments. The Company’s financial statements consist of cash and cash equivalents, accounts receivable, payables, accrued expenses and deposits. The carrying values of these items approximate fair value because of their short maturities. The carrying value of notes payable also approximate fair value because the interest rates of these notes approximates current market interest rates.

THEATER XTREME ENTERTAINMENT GROUP, INC.
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2005 AND 2004

Note 1: Nature of Operations and Significant Accounting Policies (Continued)

Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires Management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Cash Equivalents. The Company considers all short-term securities purchased with a maturity of three months or less to be cash equivalents.

Concentration of Credit Risk. The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. Accounts are guaranteed by the Federal Deposit Insurance Corporation (FDIC) up to $100,000. At June 30, 2005 the Company had approximately $12,874 in excess of FDIC insured limits. The Company has not experienced any losses in such accounts.

Inventory. The Company’s inventory is stated at the lower of cost (first-in, first-out) or market (net realizable value), and consists of the following at June 30:

	2005	2004
Equipment and furniture products	$256,547	$62,807
Cable and supplies	9,283	14,525
Retail displays	194,281	102,981

	$460,111	$180,313

Depreciation and Fixed Assets. The cost of property and equipment is depreciated over the estimated useful lives of the assets. Leasehold improvements are amortized over the lesser of the length of the related leases or the estimated useful lives of the assets. Depreciation is computed using the straight-line method. The estimated useful lives are as follows:

Computer equipment	3 years
Office equipment	5 years
Office furniture	7 years
Vehicles	5 years
Leasehold improvements	3 to 7 years

Long-lived Assets. The Company follows SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets.” Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable. When required, impairment losses on assets to be held and used are recognized based on the excess of the asset’s carrying amount. Fair value of the asset and long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell. The Company is not aware of any events or circumstances which indicate the existence of an impairment which would be material to the Company’s annual financial statements.

THEATER XTREME ENTERTAINMENT GROUP, INC.
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2005 AND 2004

Note 1: Nature of Operations and Significant Accounting Policies (Continued)

Recently Issued Accounting Pronouncements. In December 2004, the FASB revised SFAS 123, “Accounting for Stock-Based Compensation” to require all companies to expense the fair value of employee stock options. SFAS 123(R) is effective for the first period beginning after December 15, 2005 for small business issuers.

Revenue Recognition. Retail sales include all sales from Company-owned design centers. The following is a summary of earned revenues at June 30:

	2005	2004
Retail sales	$2,751,780	$933,669
Wholesale sales	44,021	-
Franchise licenses and royalties	27,070	-
Total revenues	$2,822,871	$933,669

Retail sales represent the sale and installation of home-theater equipment. In accordance with the SEC’s Staff Accounting Bulletin No. 104 (SAB 104) “Revenue Recognition,” the Company recognizes revenue when persuasive evidence of a customer arrangement exists or acceptance occurs, receipt of goods by customer occurs, the price is fixed or determinable, and the sales revenues are considered collectible. Revenue is recognized on such sales when the equipment is delivered and the installation is substantially completed. Generally these events occur on the same date. Revenues are recognized prorata on larger, more complex systems where installation occurs over a period of time.

Customer deposits on orders which are not completed are shown as deferred revenue. Included in deferred sales is an amount which represents the unexpired portions of extended service contracts. In addition, the Company has deferred revenues from the sales of franchise licenses. Such revenues will be recognized when the related franchise design center opens for business, as that is when the Company has substantially completed its initial obligations to the franchisee. The following is a summary of orders and retail sales for the years ended June 30:

	2005	2004
Customer orders	$3,257,602	$1,287,025
Increase in unfinished orders	(505,822)	(353,356)
Retail sales (recognized)	$2,751,780	$933,669

Customer deposits, deferred retail sales	$460,877	$144,863
Balances due on unfinished orders	398,301	208,493
Less unfinished orders at June 30, 2004
and 2003	(353,356)	-
Increase in unfinished orders	$505,822	$353,356

The following amounts are included in deferred sales at June 30:

	2005	2004
Deferred retail sales	$460,877	$144,863
Deferred service contracts	35,485	-
Customer deposits, deferred retail sales	496,362	144,863
Deferred franchise licenses	72,500	-
Total deferred sales	$568,862	$144,863

THEATER XTREME ENTERTAINMENT GROUP, INC.
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2005 AND 2004

Note 1: Nature of Operations and Significant Accounting Policies (Continued)

Loss Per Share. The Company follows SFAS 128, “Earnings Per Share,” resulting in the presentation of basic and diluted earnings (loss) per share. The basic loss per share calculations include the change in capital structure which resulted from the merger for all periods presented. For the years ended June 30, 2005 and 2004, the basic and diluted loss per share are the same, because the assumed conversion of the convertible notes payable would be antidilutive as the Company experienced a net losses for these periods.

Income Taxes. The Company accounts for income taxes under SFAS No. 109, “Accounting for Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for temporary differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

Shipping and Handling Fees and Costs. The Company classifies shipping and handling costs as part of selling and administration expenses. Shipping and handling costs were $15,661 and $3,761 for the years ended June 30, 2005 and 2004.

Advertising Costs. Advertising and sales promotion costs are expensed as incurred. Advertising expense totaled $643,935 and $154,726 for the years ended June 30, 2005 and 2004.

Store Opening Costs. Store opening costs and other start-up costs are expensed as incurred.

Recently Issued Accounting Pronouncements. In December 2004, the FASB revised SFAS 123, “Accounting for Stock-based Compensation” to require all companies to expense the fair value of employee stock options. SFAS 123(R) is effective for the first period beginning after December 15, 2005 for small business issuer.

Note 2: Reverse Merger

Effective February 11, 2005 Theater Xtreme Entertainment Group, Inc. completed its merger with BF Acquisition Group II, Inc., which was treated as a reverse acquisition. The following pro forma consolidated statement of operations assumes the merger was effective July 1, 2004.

For the year ending June 30, 2005:

Revenues	$2,822,871
Net Loss	$1,681,435
Basic and Diluted Loss Per Share	$(0.14)

THEATER XTREME ENTERTAINMENT GROUP, INC.
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2005 AND 2004

Note 3: Property and Equipment

Property and equipment consist of the following at June 30:

	2005	2004
Vehicles	$69,312	$42,716
Equipment and computers	63,265	31,270
Leasehold improvements	202,523	107,148
	335,100	181,134
Accumulated depreciation	(67,400)	(14,995)
	$267,700	$166,139

Depreciation expense was $52,405 and $14,995 for the years ended June 30, 2005 and 2004.

Note 4: Long-term Liabilities and Notes Payable

Long-term debt consists of the following at June 30,:

	2005	2004
Note Payable to bank, in monthly installments
of $349, including interest at 7.25%,
secured by vehicle, maturing
December 2008	$12,863	$16,032

Note Payable to bank, in monthly installments
of $402, including interest at 7.25%.
secured by vehicle, maturing
November 2008	14,307	18,204

Note Payable to bank, in monthly installments
of $539, including interest at 7.99%
secured by vehicle, maturing
December 2009	24,387	-

Capitalized lease with monthly payments of $34
and imputed interest at 10% through
July 2008	1,067	-

Note Payable to minority stockholder, unsecured,
monthly payments of interest only at 10%,
principal due April 2009, converted into
common stock during Fiscal 2005.	-	200,000
	52,624	234,236
Less current portion	(12,010)	(6,754)

Notes Payable, net of current portion	$40,614	$227,482

THEATER XTREME ENTERTAINMENT GROUP, INC.
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2005 AND 2004

Note 4: Long-term Liabilities and Notes Payable (Continued)

Future maturities of long-term debt as of June 30, 2005 are as follows:

Year ending June 30, :
2006	$12,010
2007	13,242
2008	14,268
2009	9,943
2010	3,161
$52,624

The Company incurred interest costs of $30,355 and $4,763 for the years ended June 30, 2005 and 2004. Of these amounts $13,552 were paid by the issuance of common stock for the year ended June 30, 2005.

Note 5: Lease Commitments

The Company leases its corporate offices, warehouse and retail design centers for various terms under long-term, non-cancelable operating lease agreements. The leases expire at various dates through 2010 and provide for renewal options ranging from none to five years. In the normal course of business, it is expected that these leases will be renewed or replaced by leases on other properties. The leases provide for increases in future minimum annual rental payments based on defined increases in the Consumer Price Index, subject to certain minimum increases. Also, the agreements generally require the Company to pay executory costs (real estate taxes, insurance, and repairs or allocated common area charges).

The company also has operating leases on vehicles with monthly payments of $350.

The following is a schedule by year of future minimum rental payments required under the operating lease agreements:

Year ending June 30,
2006	$207,662
2007	191,107
2008	133,977
2009	110,539
2010	57,696
thereafter	-
$700,981

Total minimum lease payments do not include executory costs, common area charges, or increases measured by consumer price or other index changes.

Rent expense charged to operations was $136,635 and $7,708 for the years ended June 30, 2005 and 2004

THEATER XTREME ENTERTAINMENT GROUP, INC.
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2005 AND 2004

Note 6: Stockholders’ Equity

Common Stock

In October 2003, the Company issued 250,000 pre-merger shares (1,150,000 post-merger shares) for net proceeds of $250,000.

In February 2005, the Company issued 675,000 shares for services valued at $236,250.

In December 2004, various shareholders converted $325,000 of promissory notes into 1,495,000 shares of the Company’s common stock. In June 2005, the remaining promissory notes and related interest amounting to $648,562 were converted into 1,853,035 shares of common stock.

In April 2005 the Company issued 787,200 shares of its common stock for services valued at $275,520.

On April 26, 2005 the Company began offering up to 2,900,000 shares of its common stock at a purchase price of $0.35 per share. As of June 30, 2005, the Company issued 456,578 shares of its common stock for proceeds of $137,143, net of filing and related attorney fees in connection with this offering. The conversion of the promissory notes in June 2005 and the share offering resulted in the issuance of a total of 2,309,613 shares of common stock for net proceeds of $785,705.

Options

Pursuant to the terms of the Company’s 2005 Stock Option Plan, in April 2005 employees received options to purchase 740,000 shares of the Companies’ common stock. The exercise price per share of these options is $.35 and vest either 25% or 33% each year on the anniversary of grant date contingent upon employment.

The Company applies ABP Opinion 25, “Accounting for Stock Issued to Employees,” and related interpretations in accounting for the issuance of its stock options. Accordingly, no compensation cost has been recognized for its stock options issued during the years ended June 30, 2005 and 2004. Had compensation cost for the Company’s issuance of vested stock options been determined based on the fair value at grant dates for options consistent with the method of SFAS No. 123(R), Company’s net loss and net loss per share would not have been increased since the vesting of the option is contingent on being employed at anniversary date. No Proforma adjustment has been presented at June 30, 2005. No options were granted during the year ended June 30, 2004.

In April 2005, pursuant to the terms of the Company’s 2005 Stock Option Plan, the Company issued stock options to purchase 150,000 shares of its common stock to outside members of the Company’s board of directors at an exercise price of $0.35 per share pursuant to Section 4(2) of the Securities Act in exchange for services. The stock options are exercisable until April 2015 and vest 25% per year. In accordance with the fair value method as described in accounting requirements of SFAS No. 123(R), the Company recognized no expense for the year ended June 30, 2005 since the vested amount was insignificant.

THEATER XTREME ENTERTAINMENT GROUP, INC.
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2005 AND 2004

Note 7: Income Taxes

Deferred income taxes reflect the net effect of an operating loss carryforward. There are no significant temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amount used for income tax purposes.

The components of the deferred assets are as follows at June 30:

	2005	2004

Net operating loss carryforward	$658,000	$106,000
Less valuation allowance	(658,000)	(106,000)

	$--	$--

The valuation allowance for deferred tax assets as of June 30, 2005 and 2004 was $658,000 and $106,000. The change in the total valuation allowance for the years ended June 30, 2005 and 2004 was an increase of $552,000 and an increase of $106,000. In assessing the realizability of deferred tax assets, Management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which the net operating losses and temporary differences become deductible. Management considered projected future taxable income and tax planning strategies in making this assessment. At June 30, 2005, the Company had net operating loss carry forwards for Federal and State income tax purposes of approximately $1,828,000, which were available to offset future taxable income, if any, through June 30, 2026. Based upon the limited operating history of the Company and losses incurred to date, Management has fully reserved the deferred tax asset.

Note 8: Subsequent Event

On April 26, 2005 the Company began offering up to 2,900,000 shares of its common stock at a purchase price of $0.35 per share. Subsequent to June 30, 2005, the Company has issued an additional 589,283 shares of common stock in connection with this offering, with net proceeds of an additional $205,925.

THEATRE XTREME ENTERTAINMENT GROUP, INC.

17,749,342 Shares of Common Stock

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PROSPECTUS
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February 21, 2007

You should only rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling security holders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

Until May 22, 2007 (90 days after the commencement of the offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be requested to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.